Exhibit 10.6

GOLDEN LYNX LLC

LIMITED LIABILITY COMPANY AGREEMENT

BETWEEN

KISA GOLD MINING, INC.

AND

COUGAR GOLD LLC

APRIL 18, 2008

TABLE OF CONTENTS

Page No.

LIMITED LIABILITY COMPANY AGREEMENT
OF
GOLDEN LYNX LLC

This Limited Liability Company Agreement (this **"Agreement"**) is made as of April 18, 2008 (the **"Effective Date"**) between KISA GOLD MINING, INC., an Alaska corporation (**"Kisa"**), and COUGAR GOLD LLC, a Delaware limited liability company (**"Cougar"**).

RECITALS

A. Kisa owns certain Properties in southwest Kuskokwim region of Alaska more particularly described in **Exhibit A** and defined in **Article I**.

B. Cougar wishes to participate with Kisa in the exploration, evaluation, development and mining of mineral resources within the Properties or any other properties acquired pursuant to the terms of this Agreement.

C. Kisa and Cougar wish to form and operate a limited liability company to own the Properties and conduct the operations thereon contemplated by this Agreement.

In consideration of the covenants and agreements contained herein, Kisa and Cougar agree as follows:

ARTICLE I
DEFINITIONS

1.1 Defined Terms. In addition to terms otherwise defined herein, the following terms shall have the following meanings:

"Accounting Procedure" means the procedures set forth in **Exhibit B**.

"Act" means the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, *et seq.*, as it may be amended.

"Affiliate" means any person, partnership, limited liability company, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by, or is under common control with, a Member. For purposes of the preceding sentence, "control" means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise.

"Agreement" means this Limited Liability Company Agreement, including all amendments and modifications thereof, and all schedules and exhibits, which are incorporated herein by this reference.

"Area of Interest" means the one-mile area around the outside boundaries of each of the Properties as of the Effective Date, as depicted in Part 2 of **Exhibit A**.

"**Assets**" means the Properties, Products and all other real and personal property, tangible and intangible, held by the Company.

"**Budget**" means a detailed estimate of all costs to be incurred by the Company with respect to a Program and a schedule of cash advances to be made by the Members with respect to such Program.

"**Business Account**" means the account maintained in accordance with the Accounting Procedure.

"**Capital Account**" means the capital account maintained for each Member in accordance with Treas. Reg. § 1.704-1(b)(2)(iv).

"**Code**" means the Internal Revenue Code of 1986, as amended from time to time. Any reference herein to a specific section or sections of the Code shall be deemed to include a reference to any corresponding provision of future law.

"**Company**" means GOLDEN LYNX LLC, the Delaware limited liability company governed by this Agreement.

"**Confidential Information**" means all information, data, knowledge and know-how (including, but not limited to, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that derive independent economic value, actual or potential, as a result of not being generally known to, or readily ascertainable by, third parties and which are the subject of efforts that are reasonable under the circumstances to maintain their secrecy, including all analyses, interpretations, compilations, studies and evaluations of such information, data, knowledge and know-how generated or prepared by or on behalf of either Member, the Manager or the Company.

"**Continuing Obligations**" means obligations or responsibilities that are reasonably expected to continue or arise after Operations on a particular area of the Properties have ceased or are suspended, such as future monitoring, stabilization, or Environmental Compliance.

"**Development**" means all preparation for the removal and recovery of Products, including the construction or installation of a mill or any other improvements to be used for the mining, handling, milling, processing or other beneficiation of Products.

"**Environmental Compliance**" means action performed during or after Operations to comply with the requirements of all Environmental Laws or contractual commitments related to reclamation of the Properties or other compliance with Environmental Laws.

"**Environmental Laws**" means Laws aimed at reclamation or restoration of the Properties; abatement of pollution; protection of the environment; protection of wildlife, including endangered species; ensuring public safety from environmental hazards; protection of cultural or historic resources; management, storage or control of hazardous materials and substances; releases or threatened release of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances as wastes into the environment, including ambient air, surface water and groundwater; and all other laws relating to the manufacturing, processing, distribution,

use, treatment, storage, disposal, handling or transport of pollutants, contaminants, chemicals or industrial, toxic or hazardous substances or wastes.

"**Environmental Liabilities**" means any and all claims, actions, causes of action, damages, losses, liabilities, obligations, penalties, judgments, amounts paid in settlement, assessments, costs, disbursements, or expenses (including, attorneys' fees and costs, experts' fees and costs, and consultants' fees and costs) of any kind or of any nature whatsoever that are asserted against the Company, either Member or the Manager, by any person or entity other than the other Member, alleging liability (including, liability for studies, testing or investigatory costs, cleanup costs, response costs, removal costs, remediation costs, containment costs, restoration costs, corrective action costs, closure costs, reclamation costs, natural resource damages, property damages, business losses, personal injuries, penalties or fines) arising out of, based on or resulting from (i) the presence, release, threatened release, discharge or emission into the environment of any hazardous materials or substances existing or arising on, beneath or above the Properties and/or emanating or migrating and/or threatening to emanate or migrate from the Properties to off-site properties; (ii) physical disturbance of the environment; or (iii) the violation or alleged violation of any Environmental Laws.

"**Exploration**" means all activities directed toward ascertaining the existence, location, quantity, quality or commercial value of deposits of Products.

"**Exploration Expenditures**" means funds applied toward Exploration activities, including, but not limited to the following:

(i) salaries, wages and costs of benefits, labor overhead expenses and travel and living expenses for Cougar's employees employed directly on or for the benefit of the Properties;

(ii) costs and expenses of equipment, machinery, materials and supplies on or for the benefit of the Properties;

(iii) all payments to contractors for work on or for the benefit of the Properties;

(iv) costs of sampling, assays, metallurgical testing and analyses and other costs incurred to determine the quantity and quality of minerals on the Properties;

(v) costs incurred to apply for and obtain approvals, consents, licenses, permits and rights-of-way and other similar rights in connection with activities on the Properties;

(vi) expenses and payments of rentals, bonuses, minimum advance royalties and other payments pursuant to Underlying Agreements, if any;

(vii) costs and expenses of performance of annual assessment work and the filing and recording of proof of performance of annual assessment work, if required to be performed;

(viii) costs and expenses of payment of federal, state or native annual mining claim maintenance fees and the filing and recording of proof of payment of federal, state or native annual mining claim maintenance fees;

(ix) all costs and expenses of performance of all obligations under Underlying Agreements, if any;

(x) all taxes and assessments levied against the Properties;

(xi) all costs related to the procurement and/or staking of mining claims within the Area of Interest;

(xii) costs incurred in the examination of and curative actions taken concerning title to the Properties; and

(xiii) the Management Fee.

"**Initial Contribution**" means those capital contributions that each Member has made or hereafter makes pursuant to **Section 5.1**.

"**Management Committee**" means the committee established under **Article VII**.

"**Management Fee**" means the Management Fee provided for in the Accounting Procedures.

"**Manager**" means the person or entity appointed under **Article VIII** from time to time as the manager of the Company.

"**Member**" and "**Members**" mean Kisa and Cougar and any other person or entity admitted as a substituted or additional Member of the Company under this Agreement.

"**Membership Interest**" means, with respect to any Member: (i) that Member's status as a Member; (ii) that Member's Capital Account and share of the profits, losses and other items of income, gain, loss, deduction and credits of, and the right to receive distributions (liquidating or otherwise) from the Company under the terms of this Agreement; (iii) all other rights, benefits and privileges enjoyed by that Member in its capacity as a Member, including that Member's rights to vote, consent and approve those matters described in this Agreement; and (iv) all obligations, duties and liabilities imposed on that Member under this Agreement in its capacity as a Member.

"**Mining**" means the mining, extracting, producing, handling, milling or other processing of Products.

"**Net Profits**" has the meaning set out in **Exhibit D**.

"**Net Profits Interest**" means 20% of Net Profits, as calculated in accordance with **Exhibit D**.

"**Operations**" means the activities carried out by the Company under this Agreement.

"**Percentage Interest**" means the percentage interest of a Member in certain allocations of profits and losses and other items of income, gain, loss or deduction and certain distributions of cash or property, representing the Membership Interest of a Member in the Company, as such interest may from time to time be adjusted hereunder. Percentage Interests shall be calculated to three decimal places and rounded to two (e.g., 1.519% rounded to 1.52%). Decimals of .005 or more shall be rounded up to .01, decimals of less than .005 shall be rounded down. The initial Percentage Interests of the Members are set forth in **Section 6.1**. The Percentage Interests of the Members may be adjusted as provided in **Section 6.2**.

"**Prime Rate**" means the interest rate quoted as "Prime" by Wells Fargo Bank, N.A., at its head office, as said rate may change from day to day (which quoted rate may not be the lowest rate at which such bank loans funds).

"**Products**" means all ores, minerals and mineral resources produced from, or sought to be produced from, the Properties under this Agreement.

"**Program**" means a description in reasonable detail of Operations to be conducted and objectives to be accomplished by the Manager for a year or any longer period.

"**Properties**" means those interests in real property described in Part 1 of **Exhibit A** and all other interests in real property within the Area of Interest which are acquired and held subject to this Agreement.

"**Transfer**" means to sell, grant, assign, encumber, pledge or otherwise commit or dispose of. With respect to a Membership Interest or any economic interest therein, a Transfer also shall include the transfer of a direct or indirect or beneficial equity interest in a Member if the transfer, either alone or in conjunction with other such transfers made after the transferor first became a Member, results in a change in control of such Member. For purposes hereof, "change in control" means, with respect to a Member: (i) a transfer, directly or indirectly (including by merger), of all or substantially all of the assets of such Member (including, but not limited to a transfer in liquidation of such Member); or (ii) the transfer, directly or indirectly, of at least 51% or more of the voting interests in such Member, whether by sale, merger, consolidation or contract.

"**Treasury Regulations**" or "**Treas. Regs.**" means regulations issued by the United States Department of Treasury under the Code. Any reference herein to a specific section or sections of the Treasury Regulations shall be deemed to include a reference to any corresponding provision of future regulations under the Code.

"**Underlying Agreement**" means singly each of, and "**Underlying Agreements**" means collectively, any agreements, conveyances and instruments of mining claims, mineral leases, mineral rights or other property interests and rights entered into or acquired by the Company or any Member in accordance with or subject to the terms of this Agreement.

1.2 Interpretation. As used herein, except as otherwise indicated herein or as the context may otherwise require: (a) the words "include," "includes," and "including" are deemed

to be followed by "without limitation" whether or not they are in fact followed by such words or words of like import, (b) the words "hereof," "herein," "hereunder," and comparable terms refer to the entirety of this Agreement, including the Exhibits hereto, and not to any particular article, section, or other subdivision hereof or Exhibit hereto, (c) any pronoun shall include the corresponding masculine, feminine, and neuter forms, (d) the singular includes the plural and vice versa, (e) references to any agreement or other document are to such agreement or document as amended, modified, supplemented, and restated now or hereafter from time to time, (f) references to any statute or regulation are to it as amended, modified, supplemented, and restated now or hereafter from time to time, and to any corresponding provisions of successor statutes or regulations, (g) except as otherwise expressly provided in this Agreement, references to "Article," "Section," "preamble," "recital," or another subdivision or to an "Exhibit" are to an article, section, preamble, recital or subdivision hereof or an "Exhibit" hereto, and (h) references to any Member, person or entity include the successors and permitted assigns of such Member, person or entity. Any reference herein to a "day" or number of "days" (without the explicit qualification of "business") shall be deemed to refer to a calendar day or number of calendar days. If interest is to be computed under this Agreement, such interest shall be computed on the basis of a 360-day year of twelve 30-day months. If any action or notice is to be taken or given on or by a particular calendar day, and such calendar day is not a business day, then such action or notice may be taken or given on the next succeeding business day. Any financial or accounting terms that are not otherwise defined herein shall have the meanings given thereto under generally accepted accounting principles.

ARTICLE II
REPRESENTATIONS AND WARRANTIES; TITLE TO ASSETS

2.1 Capacity of Members. As of the Effective Date, each of the Members represents and warrants as follows:

(a) it is a company duly organized and in good standing in its state of organization and is qualified to do business and is in good standing in those states where necessary in order to carry out the purposes of this Agreement;

(b) it has the capacity to enter into and perform this Agreement and all transactions contemplated herein and that all corporate and other actions required to authorize it to enter into and perform this Agreement have been properly taken;

(c) it will not breach any other agreement or arrangement by entering into or performing this Agreement; and

(d) this Agreement has been duly executed and delivered by it and is valid and binding upon it in accordance with its terms.

2.2 Representations and Warranties of Kisa. As of the Effective Date, Kisa makes the following representations and warranties to Cougar:

(a) With respect to those Properties Kisa owns in fee simple, if any, Kisa is in exclusive possession of and owns such Properties free and clear of all defects, liens and encumbrances except those specifically identified on Part 1 of **Exhibit A**.

(b) There are no Underlying Agreements affecting the Properties.

(c) With respect to State of Alaska mining claims either located by Kisa or acquired by Kisa that are included within the Properties, except as provided in Part 1 of **Exhibit A** and subject to the paramount title of the State of Alaska: (i) the State of Alaska mining claims were properly laid out and monumented; (ii) all required location and validation work was properly performed; (iii) location notices and certificates were properly recorded and filed with appropriate governmental agencies; (iv) all annual labor required to hold the State of Alaska mining claims pursuant to Alaska law has been performed in a manner consistent with that required of the Manager pursuant to **Section 8.2(k)** of this Agreement through the annual labor year ending September 1, 2008; (v) all affidavits of annual labor or payment in lieu of annual labor and other filings or payments required to maintain the claims in good standing have been properly and timely recorded, filed or paid with appropriate governmental agencies; (vi) the claims are free and clear of defects, liens and encumbrances arising by, through or under Kisa; and (vii) Kisa has no knowledge of conflicting claims. Nothing in this **Section 2.2(c)**, however, shall be deemed to be a representation or a warranty that any of the State of Alaska mining claims contains a discovery of minerals

(d) There are no federal unpatented mining claims included within the Properties.

(e) Kisa has delivered to Cougar all information concerning title to the Properties in Kisa's possession or control, and Kisa has made available for inspection by Cougar all geologic, engineering and other data in its possession pertaining to the Properties and to the best of Kisa's knowledge, such data is accurate and complete in all material respects.

(f) There are no pending or threatened actions, suits, claims or proceedings with respect to the Properties.

The representations and warranties set forth above shall survive the execution and delivery of any documents of Transfer provided under this Agreement.

2.3 <u>**Disclosures**</u>. Each of the Members represents and warrants that it is unaware of any material facts or circumstances which have not been disclosed in this Agreement, which should be disclosed to the other Member in order to prevent the representations in this **Article II** from being materially misleading.

2.4 <u>**Record Title**</u>. Title to the Assets shall be held by the Company.

2.5 <u>**Loss of Title**</u>. Any failure or loss of title to the Assets, and all costs of defending title, shall be charged to the Business Account, except that in the event of costs and losses arising out of or resulting from any breach of the representations and warranties of Kisa, Kisa shall immediately make an additional capital contribution to the Company of the amount of such costs and losses incurred by the Company, and shall indemnify the Company, Cougar and its Affiliates for any such costs and losses incurred by the Company, Cougar or its Affiliates. Any such capital contributions shall be considered as part of Kisa's contribution of the Properties under **Section 5.1**, and for that reason shall not increase the Percentage Interest of Kisa or be credited to Kisa's Capital Account.

ARTICLE III
NAME, PURPOSES AND TERM

3.1 **General**. The Company has been duly organized pursuant to the Act by the filing of its certificate of formation in the Office of the Delaware Secretary of State by an authorized person. The Members agree that all of their rights with respect to the Company and all of the Operations shall be subject to and governed by this Agreement. To the fullest extent permitted by the Act, this Agreement shall control as to any conflict between this Agreement and the Act or as to any matter provided for in this Agreement that is also provided for in the Act.

3.2 **Name**. The name of the Company shall be "Golden Lynx LLC." The Manager shall accomplish any filings or registration required by applicable statutes where the Company conducts any Operations.

3.3 **Purposes**. This Company is formed for the following purposes and for no others, and shall serve as the exclusive means by which the Members, or either of them, accomplish such purposes:

(a) to conduct Exploration within the Properties and the Area of Interest,

(b) to acquire additional Properties within the Area of Interest,

(c) to evaluate the possible Development of the Properties,

(d) to engage in Development and Mining Operations on the Properties,

(e) to engage in marketing Products, to the extent permitted by **Article XI**,

(f) to complete and satisfy all Environmental Compliance obligations and Continuing Obligations affecting the Properties, and

(g) to perform any other activity necessary, appropriate, or incidental to any of the foregoing.

3.4 **Limitation**. Unless the Members otherwise agree in writing, the Operations shall be limited to the purposes described in **Section 3.3**, and nothing in this Agreement shall be construed to enlarge such purposes.

3.5 **Term**. The term of the Company shall be perpetual, unless earlier terminated pursuant to **Section 12.1**.

3.6 **Registered Agent; Offices.** The initial registered office and registered agent of the Company shall be as set forth in the Company's certificate of formation. The Manager may from time to time designate a successor registered office and registered agent and may amend the certificate of formation of the Company to reflect any such change. The location of the principal place of business of the Company shall be at such location as the Manager shall from time to time select.

ARTICLE IV
RELATIONSHIP OF THE MEMBERS

4.1 **No State-Law Partnership**. Nothing contained in this Agreement shall be deemed to constitute either Member the partner of the other, or to create any mining, commercial or other partnership (other than a partnership for federal and state tax purposes). Except pursuant to the authority expressly granted herein or as otherwise agreed in writing between the Members, neither Member shall have any authority to act for the Company or another Member or to assume any obligation or responsibility on behalf of the Company or the other Members, solely by virtue of being a Member.

4.2 **Federal Tax Elections and Allocations**. The Company shall be treated as a partnership for federal income tax purposes. Tax elections and allocations shall be made as set forth in **Exhibit C**.

4.3 **State Income Tax**. The Members also agree that, to the extent permissible under applicable law, their relationship shall be treated for state income tax purposes in the same manner as it is for federal income tax purposes.

4.4 **Tax Returns**. The Tax Matters Partner, as defined in **Exhibit C**, shall prepare and shall file, after approval of the Management Committee, any tax returns or other tax forms required.

4.5 **Other Business Opportunities**. Except as expressly provided in this Agreement, each Member and the Manager shall have the right independently to engage in and receive full benefits from business activities, whether or not competitive with the Operations, without consulting the other. The doctrines of "corporate opportunity" or "business opportunity" shall not be applied to any other activity, venture, or operation of either Member or the Manager, and, except as otherwise provided in **Section 12.4**, neither Member nor the Manager shall have any obligation to any Member with respect to any opportunity to acquire any property outside the Area of Interest at any time, or within the Area of Interest after the termination of the Company. Unless otherwise agreed in writing, no Member or the Manager shall have any obligation to mill, beneficiate or otherwise treat any Products in any facility owned or controlled by the Manager or any Member.

4.6 **Waiver of Right to Partition**. The Members hereby waive and release all rights of partition, or of sale in lieu thereof, or other division of Assets, including any such rights provided by statute.

4.7 **Implied Covenants; No Additional Duties**. There are no implied covenants contained in this Agreement other than those of the covenant of good faith and fair dealing. No Manager shall have any fiduciary or other duties to the Company except as specifically provided by this Agreement, and the Manager's and Members' duties and liabilities otherwise existing at law or in equity are restricted and eliminated by the provisions of this Agreement to those duties and liabilities specifically set forth in this Agreement. Notwithstanding any contrary provision of this Agreement, in carrying out any duties hereunder, the Manager and Members shall not be liable to the Company nor to any Member for breach of any duty for the Manager's or any such

Member's good faith reliance on the provisions of this Agreement, the records of the Company, or such information, opinions, reports or statements presented by any other Member, Manager, officer or employee of the Company, or the Management Committee or other committee of the Company, or by any other person as to matters such Member or the Manager reasonably believes are within such other person's professional or expert competence. The preceding sentence shall in no way limit any person's right to rely on information to the extent provided in Section 18-406 of the Act.

4.8 Liabilities; Indemnification.

(a) No Member or Manager of the Company, or any combination of the foregoing, shall be personally liable under any judgment of a court, or in any other manner, for any debt, obligation or liability of the Company, whether such liability or obligation arises in contract, tort or otherwise, solely by reason of being a Member or Manager of the Company or any combination of the foregoing.

(b) The Company shall indemnify, defend and hold harmless each Member and Manager, and their respective directors, officers, employees, agents and attorneys from and against any and all third party losses, claims, damages and liabilities arising out of or relating to (i) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, (ii) any Properties assigned to a Member as an objecting Member pursuant to **Section 14.1**, but only to the extent arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment, and (iii) any reimbursements by one Member to the other Member or Manager of any of the foregoing pursuant to **Section 6.3**, except in any case of clauses (i) through (iii) above to the extent such losses, claims, damages or liabilities arise out of or result from such Member's willful misconduct or gross negligence. In all cases of this **Section 4.8(b)** and without limiting **Section 6.3**, indemnification shall be provided only out of and to the extent of the net assets of the Company and no Member shall have any personal liability whatsoever on account thereof. Notwithstanding the foregoing, the Company's indemnification pursuant to this **Section 4.8(b)** as to third party claims shall be only with respect to such loss, liability or damage that is not otherwise compensated by insurance carried for the benefit of the Company.

(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, NO PERSON OR ENTITY OTHER THAN A MEMBER SHALL HAVE THE RIGHT TO ENFORCE ANY REPRESENTATION OR WARRANTY OF A MEMBER HEREUNDER, OR ANY OBLIGATION OF A MEMBER TO CONTRIBUTE CAPITAL HEREUNDER, TO FUND CONTINUING OBLIGATIONS, TO REIMBURSE OR INDEMNIFY ANY OTHER MEMBER HEREUNDER, AND SPECIFICALLY NEITHER THE COMPANY NOR ANY LENDER OR OTHER THIRD PARTY SHALL HAVE ANY SUCH RIGHTS, IT BEING EXPRESSLY UNDERSTOOD THAT THE REPRESENTATIONS AND WARRANTIES, AND THE CONTRIBUTION, REIMBURSEMENT AND INDEMNIFICATION OBLIGATIONS SET FORTH IN **ARTICLES II, V** AND **XIII** AND **SECTIONS 6.3, 9.7, 9.8, 10.2, 10.3** AND **12.5** SHALL BE ENFORCEABLE ONLY BY A MEMBER AGAINST ANOTHER MEMBER (WHICH, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, ARE IN ALL SUCH CASES FOR THE BENEFIT OF THE MEMBERS). FOR THE AVOIDANCE OF DOUBT, THE COMPANY

SHALL BE BOUND BY **ARTICLES II, V** AND **XIII** AND **SECTIONS 6.3, 9.7, 9.8, 10.2, 10.3** AND **12.5**, BUT SHALL HAVE NO RIGHT TO ENFORCE THOSE PROVISIONS AGAINST A MEMBER, SUCH RIGHTS BEING EXCLUSIVELY VESTED IN THE MEMBERS. ANY MEMBER MAY BRING A DIRECT ACTION AGAINST ANY OTHER MEMBER WITH RESPECT TO ANY OF **ARTICLES II, V** OR **XIII** OR **SECTIONS 6.3, 9.7, 9.8, 10.2, 10.3** OR **12.5** WITHOUT THE REQUIREMENT TO BRING A DERIVATIVE ACTION OR OTHERWISE SATISFY THE REQUIREMENTS OF SECTIONS 18-1001 THROUGH 18-1004 OF THE ACT OR OTHER SIMILAR REQUIREMENTS.

ARTICLE V
CONTRIBUTIONS BY MEMBERS

5.1 <u>Members' Initial Contributions</u>.

(a) As its Initial Contribution, Kisa shall contribute the Properties, together with all geologic, engineering and title data and information relating to the Properties in Kisa's possession or control, to the capital of the Company on the Effective Date pursuant to instruments of conveyance reasonably satisfactory to Cougar. The agreed value of Kisa's Initial Contribution is $2,863,636.

(b) Subject to the other provisions of this Agreement, as its Initial Contribution, Cougar shall contribute up to an aggregate of $3,500,000 to the capital of the Company on the terms and at the times set forth in this **Section 5.1(b)**, which capital contributions shall be used to fund Exploration Expenditures set forth in Programs and Budgets approved pursuant to **Article IX**:

(i) $750,000 on or before the first anniversary of the Effective Date, as such date may be extended pursuant to **Section 5.1(c)** (the "**First Contribution Date**");

(ii) An additional $1,250,000 on or before the second anniversary of the Effective Date, as such date may be extended pursuant to **Section 5.1(c)** (the "**Second Contribution Date**"); and

(iii) An additional $1,500,000 on or before the third anniversary of the Effective Date, as such date may be extended pursuant to **Section 5.1(c)** (the "**Third Contribution Date**").

(c) The First Contribution Date, the Second Contribution Date and the Third Contribution Date (each, a "**Contribution Date**") may be deferred or extended, at the sole discretion of Cougar, for any period that a Contribution Extension Event occurs and continues, provided that Cougar has made all commercially reasonable efforts to avoid a Contribution Extension Event. As used herein, a "**Contribution Extension Event**" means any of the following: (i) the inability of Cougar, on behalf of the Company, to obtain or maintain all necessary governmental approvals, consents, licenses and permits for any Exploration or other Operations to be conducted by the Company hereunder, or (ii) the inability of Cougar, on behalf of the Company, to obtain or retain on commercially reasonable terms exploration drilling equipment and competent crews for the operation of any drilling equipment that may be

necessary or useful for any Exploration or other Operations to be conducted by the Company hereunder; provided, that Cougar provides Kisa written notice of the reason for any such deferral or extension on or before 30 days prior to the applicable Contribution Date, or (iii) a force majeure event. If any Contribution Date is deferred or extended pursuant to this **Section 5.1(c)**, any subsequent Contribution Date shall be deferred or extended by any such deferral or extension. The date upon which Cougar has made its entire Initial Contribution is referred to herein as the **"First Option Completion Date."**

5.2 Failure to Make Initial Contribution.

(a) Notwithstanding **Section 5.1**, Cougar may elect to resign from the Company at any time prior to the First Option Completion Date by providing written notice to Kisa of such resignation. Such resignation shall be effective upon the delivery of such notice.

(b) In addition, if Cougar fails to contribute any portion of its Initial Contribution on or before the applicable Contribution Date set forth in **Section 5.1** but does not give notice of resignation, and does not cure such failure within 30 days after notice by Kisa of such failure, Cougar shall be deemed to have resigned from the Company upon the expiration of such 30 day period.

(c) If Cougar resigns or is deemed to resign pursuant to this **Section 5.2**, Cougar shall be responsible for making all payments due within 180 days after such resignation that are required to maintain the Company's ownership of the Properties, up to an aggregate of $100,000. Except for the foregoing, and except for Cougar's obligation to reimburse Kisa as provided in **Section 6.3**, from and after the date of such actual or deemed resignation, Cougar shall have no liability or obligation to contribute any remaining portion of its Initial Contribution or to make any other capital contributions to the Company, and shall be deemed to have been released from all liabilities and obligations to the Company and Kisa hereunder or with respect to the Operations. Upon the effective date of any such actual or deemed resignation, Cougar shall be deemed to have relinquished its entire Membership Interest, and shall have no further rights to receive distributions or any other payments from the Company or Kisa hereunder, except for Kisa's obligation to reimburse Cougar as provided in **Section 6.3**, which obligation shall survive such resignation.

(d) The Members acknowledge and agree that the provisions of this **Section 5.2** shall be the sole and exclusive remedy for the failure by Cougar to make its Initial Contribution hereunder.

5.3 Second Optional Contribution.

(a) Cougar may elect, by written notice to Kisa delivered within 30 days after the First Option Completion Date, to purchase an additional Membership Interest in the Company (the "**Second Option**") by making additional capital contributions to the Company in an aggregate amount of $2,500,000 (the "**Second Optional Contribution**"), which shall be used to fund Exploration Expenditures set forth in Programs and Budgets approved pursuant to **Article IX**. The Second Optional Contribution shall be contributed to the Company on or before the second anniversary of the First Option Completion Date (the "**Second Option Contribution**

Date"); *provided*, that the Second Option Contribution Date may be extended or deferred by any Contribution Extension Event. The date upon which Cougar has made its entire Second Optional Contribution is referred to herein as the **"Second Option Completion Date."** Effective immediately upon the Second Option Completion Date, Cougar's Percentage Interest shall be increased to 80%, and Kisa's Percentage Interest shall be diluted to 20%. Cougar shall provide written notice (the "**Second Option Completion Notice**") to Kisa promptly after the Second Option Completion Date.

(b) Notwithstanding the foregoing, unless Kisa shall have previously caused redemption of its interest and retention of a Net Profits Interest pursuant to **Section 5.8**, Kisa shall elect, by written notice to Cougar delivered within 10 days after receipt of the Second Option Completion Notice, to retain its 20% Percentage Interest or to cause the Company to redeem from Kisa its entire Membership Interest in exchange for a Net Profits Interest. Failure to deliver such notice within such time period shall be deemed to be an election to cause the Company to redeem its entire Membership Interest. Upon such election, Kisa shall execute and deliver such instruments as Cougar may request to evidence the assignment and transfer to the Company by Kisa of its Membership Interest, and the Company shall execute and deliver such instruments as Kisa may request to evidence the Net Profits Interest.

(c) Each Member hereby authorizes the Company to do all acts and things as may be necessary to make the adjustments in its books and records contemplated by this **Section 5.3**. Each Member hereby covenants and agrees, at any time upon the reasonable request of the other Member or the Company, to execute and deliver such instruments as may be necessary or desirable to cause or evidence such adjustments. Notwithstanding the foregoing, failure by the Company to adjust its books and records will not affect the respective Percentage Interests of the Members as determined pursuant to this **Section 5.3**. Cougar may, at its sole discretion, make the balance of its Second Optional Contribution prior to the Second Option Contribution Date in order to accelerate the Second Option Completion Date.

5.4 Failure to Make Second Optional Contribution. Cougar may, at any time prior to the Second Option Contribution Date, by written notice to Kisa, elect to cease making any remaining portion of the Second Optional Contribution. If Cougar makes such an election or does not contribute the entire Second Optional Contribution by the Second Option Contribution Date, the Percentage Interest of Cougar shall remain at 55%, and the Percentage Interest of Kisa shall remain at 45%. The Members acknowledge and agree that the loss by Cougar of the Second Option pursuant to this **Section 5.4** shall be the sole and exclusive remedy for the failure by Cougar to contribute the entire Second Optional Contribution.

5.5 Additional Capital Contributions. From and after the earlier of the date (the "**Proportionate Contribution Commencement Date**") that (a) Cougar has contributed its entire Initial Contribution, and, if the Second Option is elected by Cougar, its entire Second Optional Contribution, or (b) the loss by Cougar of its Second Option pursuant to **Section 5.4**, the Members, subject to any election permitted by **Section 5.8**, shall make capital contributions to the Company to fund adopted Programs and Budgets in proportion to their respective Percentage Interests.

5.6 Default in Making Additional Capital Contributions.

(a) Subject to an election properly made under **Section 5.8**, if a Member defaults in making a contribution or cash call required by an approved Program and Budget, the non-defaulting Member may elect any applicable remedy under **Section 5.6(b)** or any other rights and remedies available to such Member at law or in equity. All such remedies shall be cumulative. The election of one or more remedies shall not waive the election of any other remedies.

(b) The Members acknowledge that if a Member defaults in making a contribution, or a cash call, or in repaying a loan, as required hereunder, it will be difficult to measure the damages resulting from such default. In the event of such default, as reasonable liquidated damages, the non-defaulting Member may, with respect to any such default not cured within 30 days after notice from the non-defaulting Member to the defaulting Member of such default, elect one of the following remedies by giving notice to the defaulting Member:

(i) The non-defaulting Member may advance the entire amount of the defaulted capital contribution on behalf of the defaulting Member and treat the same, together with any accrued interest, as a demand loan to the defaulting Member bearing interest from the date of the advance at the rate provided in **Section 10.3**. Any such advance shall be treated as a loan from the non-defaulting Member to the defaulting Member and a subsequent capital contribution of that amount by the defaulting Member to the Company. The failure to repay such loan on demand shall entitle the non-defaulting Member to elect the remedies set forth in **Section 5.6(b)(ii)** and **(iii)**. All payments of such loan shall be applied first to interest, then to principal. During the time that any such loan is outstanding, all distributions from the Company that would otherwise be made to the defaulting Member shall instead by made to the non-defaulting Member, and shall be treated as a distribution to the defaulting Member and a subsequent payment of the amount or value of the distribution to the non-defaulting Member.

(ii) For a default relating exclusively to an Exploration Program and Budget, the non-defaulting Member may elect to have the defaulting Member's Percentage Interest permanently reduced by a fraction, expressed as a percentage, equal to the quotient of (A) the product of (i) three (3); *multiplied by* (ii) the amount of the capital contribution that such Member failed to contribute; *divided by* (B) the agreed value or amount of all capital contributions previously made by all of the Members since the inception of the Company. The Percentage Interest of the non-defaulting Member shall be increased by the decrease in the Percentage Interest of the defaulting Member. The adjustments to the Percentage Interests of the Members pursuant to this **Section 5.6(b)(ii)** shall be effective as of the date of the default.

(iii) For a default relating to a Program and Budget covering in whole or in part Development or Mining, at the non-defaulting Member's election, the defaulting Member shall be deemed to have resigned from the Company in breach of **Sections 10.2** and **10.3** of this Agreement within the meaning of Section 18-306(2) and 18-502(c) of the Act and, as a consequence, shall have its entire

Membership Interest cancelled for no consideration as provided in **Section 12.2** of this Agreement.

(iv) At the non-defaulting Member's election, the non-defaulting Member may exercise its rights as a secured party under **Section 5.7**.

5.7 **<u>Grant of Security Interest</u>**. Each Member hereby grants to the other a security interest in its Membership Interest, and any accessions thereto and any proceeds and products therefrom, to secure each and every obligation of such Member hereunder. Each Member hereby authorizes the other to file and record all financing statements, continuation statements or other instruments necessary or desirable to perfect or effectuate the provisions hereof. In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest granted in this **Section 5.7**, notwithstanding any contrary provision in **Article XV**, the acquiring person or entity shall, at the election of the remaining Member, automatically be admitted as a Member in the Company without any further action of the defaulting Member; provided, that the defaulting Member shall take all action that the non-defaulting Member may reasonably request to effectuate the admission of the transferee as a Member of the Company.

5.8 **<u>Voluntary Reduction in Percentage Interest</u>**. After the Proportionate Contribution Commencement Date, either Member may elect by written notice to the other Member to cause the Company to redeem from the electing Member its entire Membership Interest in exchange for a Net Profits Interest, in which event the electing Member shall execute and deliver such instruments as the other Member may request to evidence the assignment and transfer to the Company of such Membership Interest, and the Company shall execute and deliver such instruments as the electing Member may request to evidence the Net Profits Interest. Further, after the Proportionate Contribution Commencement Date, either Member may elect, as provided in **Section 9.5**, to limit its contributions to an adopted Program and Budget as follows:

(a) To some lesser amount than its respective Percentage Interest; or

(b) By not contributing any amount to the adopted Program and Budget.

If a Member elects to contribute to an adopted Program and Budget some lesser amount than its proportionate share of such Program and Budget based on its Percentage Interest, or not to contribute any amount, the Percentage Interest of such Member shall be permanently reduced effective as of the time of the election, by a fraction, expressed as a percentage, equal to the quotient of (i) the difference of (A) the amount that such Member would have been required to contribute under such adopted Program and Budget in accordance with such Member's Percentage Interest, *minus* (B) the amount, if any, that such Member has agreed to contribute to such Program and Budget; *divided by* (ii) the sum of (A) the aggregate amount and agreed value of all capital contributions previously made by all Members to the Company since the inception of the Company, *plus* (B) the aggregate amount of the adopted Program and Budget. The Percentage Interest of the other Member shall be increased by the amount of such decrease.

5.9 **<u>Elimination of Minority Interest</u>**.

(a) Upon the reduction of the Percentage Interest of a Member (a "**Minority Member**") to less than 20%, the Company shall redeem the entire Membership Interest of the

Minority Member in exchange for a Net Profits Interest. In such event, the Minority Member shall execute and deliver such instruments as the other Member may request to evidence the assignment and transfer to the Company by the Minority Member of its Membership Interest, and the Company shall execute and deliver such instruments as the Minority Member may request to evidence the Net Profits Interest.

(b) Upon the reduction of the Percentage Interest of a Member to less than 20% pursuant to **Section 5.6** in connection with a default by a Member in making additional capital contributions under **Section 5.5**, the defaulting Member shall be deemed to have resigned from the Company in breach of **Section 9.5** of this Agreement within the meaning of Sections 18-306(2) and 18-502(c) of the Act and, as a consequence, shall have its entire Membership Interest cancelled for no consideration as provided in **Section 12.2** of this Agreement.

5.10 Return of Contributions. No Member shall be entitled to the return of any part of its capital contributions or to be paid interest in respect of either its Capital Account or its capital contributions. No unrepaid capital contribution shall constitute a liability of the Company, the Manager or any Member. A Member is not required to contribute or to lend cash or property to the Company to enable the Company to return any Member's capital contributions. The provisions of this **Section 5.10** shall not limit a Member's rights or obligations under **Article XII**.

ARTICLE VI
PERCENTAGE INTERESTS

6.1 Initial Percentage Interests. The Members shall have the following initial Percentage Interests:

Kisa - 45%
Cougar - 55%

6.2 Changes in Percentage Interests. A Member's Percentage Interest shall be adjusted as follows:

(a) As provided in **Section 5.2, 5.3, 5.4, 5.6, 5.8** or **5.9**; or

(b) Upon the Transfer by a Member of all or less than all of its Membership Interest in accordance with **Article XV**; or

(c) Upon the issuance of additional Membership Interests in the Company with the unanimous consent of the Members.

6.3 Continuing Obligations and Liabilities. Each Member shall be liable to the other Member (including in its capacity as a Manager) to reimburse and pay to such other Member its respective share, based on Percentage Interests, of any and all third party losses, claims, damages and liabilities arising out of or relating to (a) the Company or the Operations, including Environmental Liabilities and Continuing Obligations, incurred by such other Member,

and (b) any Properties assigned to the other Member as an objecting Member pursuant to **Section 14.1**, but only to the extent in the case of this clause (b) arising out of or relating to Operations, including Environmental Liabilities and Continuing Obligations, conducted prior to the date of such assignment. The reimbursement obligation of a Member under this **Section 6.3** shall apply whether or not any such losses, claims, damages or liabilities accrue before or after the resignation or deemed resignation of such Member, the Transfer by such Member of all or any portion of its Membership Interest, the dissolution or liquidation of the Company, or any reduction of such Member's Percentage Interest, but in each case only to the extent not indemnified by the Company pursuant to **Section 4.8(b)**, and not to the extent such losses, claims, damages and liabilities arise out of or result from such Member's willful misconduct or gross negligence. For purposes of this **Section 6.6**, such Member's share of such liability shall be equal to its Percentage Interest at the time such liability was incurred (or as to any such liabilities arising or existing prior to the Effective Date, such Member's initial Percentage Interest); *provided*, that in no event shall Cougar have any liability for any Environmental Liabilities existing on or prior to the Effective Date. Any resignation or deemed resignation of a Member, any Transfer by such Member or all or any portion of its Membership Interest, or any reduction of a Member's Percentage Interest under this **Article VI** shall not relieve such Member of its share of any such liability accruing before such resignation, Transfer or reduction. Notwithstanding the foregoing, the provisions of this **Sections 6.3** shall apply only in the case that the Member requesting reimbursement is finally determined to be personally liable for such losses, claims, damages or liabilities, and shall not be construed as a waiver or reduction of the limitations under the Act or other applicable law of the liability of a Member or the Manager for Company obligations.

ARTICLE VII
MANAGEMENT COMMITTEE

7.1 Organization and Composition. The Members hereby establish a Management Committee to determine overall policies, objectives, procedures, methods and actions under this Agreement. The Management Committee shall consist of one member appointed by Kisa and two members appointed by Cougar. Each Member may appoint one or more alternates to act in the absence of a regular member. Any alternate so acting shall be deemed a member of the Management Committee. Appointments shall be made or changed by notice to the other Member. Members of the Management Committee shall not be considered managers under the Act in such capacity, but derive all of their right, power and authority from the Members. No Member or member of the Management Committee shall have the power to bind the Company. All documents and instruments executed on behalf of the Company shall be signed by the Manager or by an officer or employee to whom the Manager has delegated the general or specific authority. If a Member's Percentage Interest is reduced below 20% for any reason, such Member shall no longer have any representation on the Management Committee.

7.2 Decisions. Each Member, acting through its appointed member(s), shall have a voting interest on the Management Committee equal to such Member's Percentage Interest. Unless otherwise provided in this Agreement, the vote of the Member with a Percentage Interest over 50% shall determine the decisions of the Management Committee. All members on the Management Committee appointed by the same Member shall vote as a group.

7.3 Meetings. The Management Committee shall hold regular meetings at least annually in Denver, Colorado, or at other mutually agreed places. The Manager shall give fourteen (14) days' notice to the Members of such regular meetings. Additionally, either Member may call a special meeting upon fourteen (14) days' notice to the Manager and the other Member. In case of emergency, reasonable notice of a special meeting shall suffice. There shall be a quorum if at least one member representing each Member is present. Each notice of a meeting shall include an itemized agenda prepared by the Manager in the case of a regular meeting, or by the Member calling the meeting in the case of a special meeting, but any matters may be considered with the consent of all members of the Management Committee. Meetings of the Management Committee may be held by means of conference telephone or other communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such communications equipment shall constitute presence in person at the meeting. The Manager shall prepare minutes of all meetings and shall distribute copies of such minutes to the Members within 30 days after the meeting. The minutes, when signed by all Members, shall be the official record of the decisions made by the Management Committee and shall be binding on the Manager and the Members. If personnel employed in operations are required to attend a Management Committee meeting, reasonable costs incurred in connection with such attendance shall be a Company cost. All other costs shall be paid by the Members individually.

7.4 Action Without Meeting. Any action required or permitted to be taken at a meeting of the Management Committee may be taken without a meeting and without prior notice if the action is evidenced by a written consent describing the action taken, signed by the member or members of the Management Committee having the requisite Percentage Interest to take such action at a meeting at which a quorum of the Management Committee was present; provided that notice of all actions taken by less than unanimous written consent shall be provided to all members of the Management Committee (other than members of the Management Committee executing such consent) not later than 10 days after the taking of such action. Action taken under this Section shall be effective when members of the Management Committee holding the requisite Percentage Interest have signed the consent, unless the consent specifies a different effective date.

7.5 Matters Requiring Approval. Except as otherwise delegated to the Manager in **Section 8.2**, the Management Committee shall have exclusive authority to determine all management matters related to the Company.

ARTICLE VIII
MANAGER

8.1 Appointment. The Members hereby appoint Cougar as the Manager with overall management responsibility for Operations. Cougar hereby agrees to serve until it resigns as provided in **Section 8.4**.

8.2 Powers and Duties of Manager. Subject to the terms and provisions of this Agreement, the Manager shall have the following powers and duties which shall be discharged in accordance with adopted Programs and Budgets:

(a) The Manager shall manage, direct and control Operations, and shall prepare and present to the Management Committee proposed Programs and Budgets as provided in **Article IX.**

(b) The Manager shall implement the decisions of the Management Committee, shall make from Company funds all expenditures necessary to carry out adopted Programs, and shall promptly advise the Management Committee if the Company lacks sufficient funds for the Manager to carry out its responsibilities under this Agreement.

(c) The Manager shall use reasonable efforts to: (i) purchase or otherwise acquire all material, supplies, equipment, water, utility and transportation services required for Operations, such purchases and acquisitions to be made on the best terms available, taking into account all of the circumstances; (ii) obtain such customary warranties and guarantees as are available in connection with such purchases and acquisitions; and (iii) keep the Assets free and clear of all liens and encumbrances, except for those existing at the time of, or created concurrent with, the acquisition of such Assets, or mechanic's or materialmen's liens which shall be released or discharged in a diligent manner, or liens and encumbrances specifically approved by the Management Committee.

(d) The Manager shall conduct such title examinations and cure such title defects as may be advisable in the reasonable judgment of the Manager.

(e) The Manager shall: (i) make or arrange for all payments required by leases, licenses, permits, contracts and other agreements related to the Assets and the Underlying Agreements; (ii) pay all taxes, assessments and like charges on Operations and Assets except taxes determined or measured by a Member's sales revenue or net income; provided, however, that if authorized by the Management Committee, the Manager shall have the right to contest in the courts or otherwise, the validity or amount of any taxes, assessments or charges if the Manager deems them to be unlawful, unjust, unequal or excessive, or to undertake such other steps or proceedings as the Manager may deem reasonably necessary to secure a cancellation, reduction, readjustment or equalization thereof before the Manager shall be required to pay them, but in no event shall the Manager permit or allow title to the Assets to be lost as the result of the nonpayment of any taxes, assessments or like charges; and (iii) shall do all other acts reasonably necessary to maintain the Assets.

(f) The Manager shall: (i) apply for all necessary permits, licenses and approvals; (ii) comply with applicable federal, state and local laws and regulations; (iii) notify promptly the Management Committee of any allegations of substantial violation thereof; and (iv) prepare and file all reports or notices required for Operations. The Manager shall not be in breach of this provision if a violation has occurred in spite of the Manager's good faith efforts to comply, and the Manager has timely cured or disposed of such violation through performance, or payment of fines and penalties.

(g) The Manager shall prosecute and defend, but shall not initiate without consent of the Management Committee, all litigation or administrative proceedings arising out of Operations. The non-managing Member shall have the right to participate, at its own expense, in such litigation or administrative proceedings. The non-managing Member shall approve in

advance any settlement involving payments, commitments or obligations in excess of $100,000 in cash or value.

(h) The Manager shall obtain insurance for the benefit of the Company as provided in **Exhibit E** or as may otherwise be determined from time to time by the Management Committee.

(i) The Manager may dispose of Assets, whether by abandonment, surrender or Transfer in the ordinary course of business, except that Properties may be abandoned or surrendered only as provided in **Article XIV**. However, without prior authorization from the Management Committee, the Manager shall not: (i) dispose of Assets in any one transaction having a value in excess of $100,000; (ii) enter into any sales contracts or commitments for Product, except as permitted in **Section 11.3**; (iii) dissolve or begin a liquidation of the Company; or (iv) dispose of all or a substantial part of the Assets necessary to achieve the purposes of the Company.

(j) The Manager shall have the right to carry out its responsibilities hereunder through agents, Affiliates or independent contractors.

(k) The Manager shall perform or cause to be performed during the term of this Agreement all assessment, annual labor and other work by law in order to maintain the State of Alaska mining claims and the unpatented mining claims included within the Properties. As an alternative, the Manager may make a payment of cash in lieu of annual labor or assessment work, for some or all of the State of Alaska mining claims and/or unpatented mining claims, if such payment is authorized by the adopted Program and Budget. The Manager shall have the right to perform the annual labor or assessment work required hereunder pursuant to a common plan of exploration and continued actual occupancy of such claims and sites shall not be required. The Manager shall not be liable on account of any determination by any court or governmental agency that the work performed by the Manager does not constitute the required annual labor or assessment work or occupancy for the purposes of preserving or maintaining ownership of the claims, provided that the work done is in accordance with the adopted Program and Budget. The Manager shall timely record with the appropriate county and file with the appropriate State of Alaska or United States agency, affidavits in proper form attesting to the performance of annual labor or assessment work, or payment of cash in lieu thereof, and/or notices of intent to hold in proper form, and allocating therein, to or for the benefit of each claim, at least the minimum amount of annual labor or assessment work, or payment of cash in lieu thereof, required by law to maintain such claim or site.

(l) If authorized by the Management Committee, the Manager may: (i) locate or amend any State of Alaska mining claim or locate, amend or relocate any unpatented mining claim or mill site or tunnel site, (ii) locate any fractions resulting from such amendment or relocation, (iii) apply for patents or mining leases or other forms of mineral tenure for any such claims or sites, (iv) abandon any unpatented mining claims for the purpose of locating mill sites or otherwise acquiring from the United States rights to the ground covered thereby, (v) abandon any unpatented mill sites for the purpose of locating mining claims or otherwise acquiring from the United States rights to the ground covered thereby, (vi) exchange with or convey to the United States or the State of Alaska any of the Properties for the purpose of acquiring rights to

the ground covered thereby or other adjacent ground, and (vii) convert any mining claims or mill sites into one or more leases or other forms of mineral tenure pursuant to any Federal or state law now in existence or hereafter enacted.

(m) The Manager shall keep and maintain all required accounting and financial records pursuant to the Accounting Procedure and in accordance with customary cost accounting practices in the mining industry.

(n) The Manager shall keep the Management Committee advised of all Operations by submitting in writing to the Management Committee: (i) quarterly progress reports which include statements of expenditures and comparisons of such expenditures to the adopted Budget; (ii) periodic summaries of data acquired; (iii) copies of reports concerning Operations; (iv) a detailed final report within 60 days after completion of each Program and Budget, which shall include comparisons between actual and budgeted expenditures and comparisons between the objectives and results of Programs; and (v) such other reports as the Management Committee may reasonably request. The Manager shall convene an annual meeting of the Members at which the Manager shall discuss the work performed in the prior year and present an annual report. At all reasonable times the Manager shall provide the Management Committee or the representative of any Member, upon the request of any member of the Management Committee, access to, and the right to inspect and copy all maps, drill logs, core tests, reports, surveys, assays, analyses, production reports, operations, technical, accounting and financial records, and other information acquired in Operations. In addition, the Manager shall allow the non-managing Member, at the latter's sole risk and expense, and subject to reasonable safety regulations, to inspect the Assets and Operations at all reasonable times, so long as the inspecting Member does not unreasonably interfere with Operations.

(o) The Manager shall maintain Capital Accounts of the Members in accordance with **Exhibit C**.

(p) The Manager shall prepare an Environmental Compliance plan for all Operations consistent with the requirements of any applicable laws or contractual obligations and shall include in each Program and Budget sufficient funding to implement the Environmental Compliance plan and to satisfy the financial assurance requirements of any applicable law or contractual obligation pertaining to Environmental Compliance. To the extent practical, the Environmental Compliance plan shall incorporate concurrent reclamation of Properties disturbed by Operations.

(q) The Manager shall undertake to perform Continuing Obligations when and as economic and appropriate, whether before or after termination of the Company. The Manager shall have the right to delegate performance of Continuing Obligations to persons having demonstrated skill and experience in relevant disciplines. As part of each Program and Budget submittal, the Manager shall specify in such Program and Budget the measures to be taken for performance of Continuing Obligations and the cost of such measures. The Manager shall keep the other Member reasonably informed about the Manager's efforts to discharge Continuing Obligations. Authorized representatives of each Member shall have the right from time to time to enter the Properties to inspect work directed toward satisfaction of Continuing Obligations and audit books, records, and accounts related thereto.

(r) In connection with the fund established after the First Option Completion Date for Environmental Compliance pursuant to **Exhibit B**, the Manager shall cause the funds that are to be deposited into the Environmental Compliance Fund, which shall only be deposited after the First Option Completion Date, to be maintained in a separate, interest bearing cash management account, which may include, but is not limited to, money market investments and money market funds, or in longer term investments if approved by the Management Committee. Such funds shall be used solely for Environmental Compliance and Continuing Obligations, including the committing of such funds, interests in property, insurance or bond policies, or other security to satisfy laws, rules or regulations regarding financial assurance for the reclamation or restoration of the Properties, and for other Environmental Compliance requirements.

(s) The Manager shall undertake all other activities reasonably necessary to fulfill the foregoing.

The Manager shall not be in default of any duty under this **Section 8.2** if its failure to perform results from the failure of the non-managing Member to perform acts or to contribute amounts required of it by this Agreement.

8.3 **Standard of Care**. The Manager shall conduct all Operations in a good, workmanlike and efficient manner, in accordance with sound mining and other applicable industry standards and practices, and in accordance with the terms and provisions of leases, licenses, permits, contracts and other agreements pertaining to Assets. Notwithstanding anything in this Agreement to the contrary, the Manager shall not be liable to the nonmanaging Member or the Company for any breach of this Agreement or other act or omission resulting in damage or loss except to the extent caused by or attributable to the Manager's willful misconduct or gross negligence.

8.4 **Resignation; Deemed Offer to Resign**. The Manager may resign upon not less than three (3) months' prior notice to the other Member, in which case the other Member may elect to become the new Manager by notice to the resigning Member within 30 days after the notice of resignation. If any of the following shall occur, the Manager shall be deemed to have offered to resign, which offer shall be accepted by the other Member, if at all, within 90 days following such deemed offer:

(a) The Percentage Interest of the Manager becomes less than 50%; or

(b) The Manager fails to perform a material obligation imposed upon it under this Agreement and such failure continues for a period of 60 days after written notice from the other Member demanding performance; or

(c) A receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official is appointed for a substantial part of the Manager's assets and such appointment is neither made ineffective nor discharged within 60 days after the making thereof, or such appointment is consented to, requested by, or acquiesced in by the Manager; or

(d) The Manager commences a voluntary case against the Manager under any applicable bankruptcy, insolvency or similar law now or hereafter in effect; consents to the entry of an order for relief in an involuntary case under any such law or to the appointment of or taking

possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or other similar official of any substantial part of its assets; makes a general assignment for the benefit of creditors; fails generally to pay its debts as such debts become due; or takes corporate or other action in furtherance of any of the foregoing; or

(e) Entry is made against the Manager of a judgment, decree or order for relief affecting a substantial part of its assets by a court of competent jurisdiction in an involuntary case commenced under any applicable bankruptcy, insolvency or other similar law of any jurisdiction now or hereafter in effect.

8.5 Payments To Manager. The Manager shall be compensated for its services and reimbursed for its costs hereunder in accordance with the Accounting Procedure.

8.6 Transactions With Affiliates. If the Manager engages Affiliates to provide services hereunder, it shall do so on terms no less favorable than would be the case with unrelated persons in arm's-length transactions or on terms that have been approved by the non-managing Member.

8.7 Kisa Personnel. If and for so long as Cougar is the Manager, Cougar will have the right, but not the obligation, to contract with Kisa to engage the services of certain employees of Kisa as may be reasonably requested by Cougar to assist Cougar in the performance of the activities of the Manger from time to time. Cougar will reimburse Kisa for its actual out-of-pocket cost of furnishing the services of any such employees based on the proportion of such employees' working time spent on services contracted by Cougar. Cougar will notify Kisa at the start of each Program and Budget of the Kisa employees whose services Cougar would like to use.

8.8 Activities During Deadlock. If the Management Committee for any reason fails to adopt a Program and Budget, subject to the contrary direction of the Management Committee and to the receipt of necessary funds, the Manager shall continue Operations at levels comparable with the last adopted Program and Budget. For purposes of determining the required contributions of the Members and their respective Percentage Interests, the last adopted Program and Budget shall be deemed extended.

ARTICLE IX
PROGRAMS AND BUDGETS

9.1 Initial Program and Budget. Within 60 days after the Effective Date, the Manager shall furnish the initial Program and Budget to the Management Committee for comment and approval, with voting to occur as set forth in **Section 7.2**.

9.2 Operations Pursuant to Programs and Budgets. Except as otherwise provided in **Section 9.8** and **Article XIII**, Operations shall be conducted, expenses shall be incurred, and Assets shall be acquired only pursuant to approved Programs and Budgets. Each Program and Budget adopted pursuant to this Agreement shall after the First Option Completion Date provide for accrual of reasonably anticipated Environmental Compliance expenses for all Operations contemplated under the Program and Budget.

9.3 Presentation of Programs and Budgets. Proposed Programs and Budgets shall be prepared by the Manager for a period of one year or any longer period. Each adopted Program and Budget, regardless of length, shall be reviewed at least once a year at the annual meeting of the Management Committee. During the period encompassed by any Program and Budget, and at least two (2) months prior to its expiration, a proposed Program and Budget for the succeeding period shall be prepared by the Manager and submitted to the Members. From the Effective Date until the Proportionate Contribution Commencement Date, Programs and Budgets shall be prepared by the Manager to the effect that expenditures under the Programs and Budgets are solely funded by Cougar contributing funds in accordance with **Section 5.1** and, if applicable, **Section 5.3**. After the Proportionate Contribution Commencement Date, successive Programs and Budgets shall be prepared by the Manager to the effect that expenditures under the Programs and Budgets are funded by the Members pro rata in proportion to their Percentage Interests.

9.4 Review and Approval of Proposed Programs and Budgets. Within 30 days after submission of a proposed Program and Budget, each Member shall submit to the Management Committee:

(a) Notice that the Member approves the proposed Program and Budget: or

(b) Proposed modifications of the proposed Program and Budget; or

(c) Notice that the Member rejects the proposed Program and Budget.

If a Member fails to give any of the foregoing responses within the allotted time, the failure shall be deemed to be an approval by the Member of the Manager's proposed Program and Budget. If a Member makes a timely submission to the Management Committee pursuant to **Section 9.4(b)** or **(c)**, then the Management Committee shall seek, for a period of 30 days after the date of each Member's submission or the expiration of the foregoing 30 day period, to develop a Program and Budget acceptable to the Members. If the Management Committee has not developed a Program and Budget acceptable to all Members by the end of such 30 day period, the Program and Budget shall be approved in accordance with **Section 7.2**, subject to a Member's rights under **Section 9.5**.

9.5 Election to Participate. By notice to the Management Committee within 10 days after the final vote adopting a Program and Budget, a Member may elect to contribute to such Program and Budget in some lesser amount than its respective Percentage Interest, or may elect not to contribute any amount, in which cases its Percentage Interest shall be recalculated as provided in **Article VI**. If a Member fails to so notify the Management Committee, the Member shall be deemed to have elected to contribute to such Program and Budget in proportion to its respective Percentage Interest as of the beginning of the period covered by the Program and Budget. Except as provided in **Sections 5.1** and **5.3**, a Member shall be obligated to contribute to any Program and Budget in at least the amount required to maintain its Percentage Interest at 20%, failing which it shall suffer the consequence provided in **Section 5.9**.

9.6 Deadlock on Proposed Programs and Budgets. If the Members, acting through the Management Committee, fail to approve a Program and Budget by the beginning of

the period to which the proposed Program and Budget applies, the provisions of **Sections 8.8** and **12.1(c)** shall apply.

9.7 **Budget Overruns; Program Changes**. The Manager shall immediately notify the Management Committee of any material departure from an adopted Program and Budget. If the Manager exceeds an adopted Budget by more than 10%, then the excess over 10%, unless directly caused by an emergency or unexpected expenditure made pursuant to **Section 9.8** or unless otherwise authorized by the Management Committee, shall be at the sole cost and expense of the Manager and shall not be included in the calculations of the Percentage Interests. Budget overruns of 10% or less shall be borne by the Members in proportion to their respective Percentage Interests as of the time the overrun occurs.

9.8 **Emergency or Unexpected Expenditures**. In case of emergency, the Manager may take any reasonable action it deems necessary to protect life, limb or property, to protect the Assets or to comply with law or government regulation. The Manager may also make reasonable expenditures for unexpected events which are beyond its reasonable control and which do not result from a breach by it of its standard of care. The Manager shall promptly notify the Members of the emergency or unexpected expenditure, and the Manager shall be reimbursed for all resulting costs by the Company, which cost shall be funded by the Members making additional capital contributions to the Company in proportion to their respective Percentage Interests at the time the emergency or unexpected expenditures are incurred.

ARTICLE X
ACCOUNTS AND SETTLEMENTS

10.1 **Monthly Statements**. The Manager shall promptly submit to the Management Committee monthly statements of account reflecting in reasonable detail the charges and credits to the Business Account during the preceding month.

10.2 **Cash Calls**. From and after the Proportionate Contribution Commencement Date, on the basis of the adopted Program and Budget, the Manager shall submit to each Member prior to the last day of each month, a billing for estimated cash requirements for the next month. Within 10 days after receipt of each billing, each Member shall advance to the Manager as a capital contribution to the Company its proportionate share of the estimated amount. Time is of the essence of payment of such billings. The Manager shall have the right to maintain a cash balance approximately equal to the rate of disbursement for up to 30 days, provided, however, that solely for the first 30 days after the First Option Completion Date, the Manager shall have the right to maintain a cash balance approximately equal to the rate of disbursement for up to 60 days. All funds in excess of immediate cash requirements shall be invested by the Manager for the benefit of the business of the Company in cash management accounts and investments selected at the discretion of the Manager, which accounts may include, but are not limited to, money market investments and money market funds. No cash calls shall be made of Kisa pursuant to this **Section 10.2** until after the Proportionate Contribution Commencement Date.

10.3 **Failure to Meet Cash Calls**. Except as provided in **Section 9.5**, a Member that fails to meet cash calls in the amount and at the times specified in **Section 10.2** shall be in default, and the amounts of the defaulted cash call shall bear interest from the date due at an

annual rate equal to five (5) percentage points over the Prime Rate, but in no event shall said rate of interest exceed the maximum permitted by law. The non-defaulting Member shall have those rights, remedies and elections specified in **Section 5.6**.

ARTICLE XI
DISTRIBUTIONS; DISPOSITION OF PRODUCTION

11.1 **__Distributions__**. The aggregate amount of all distributions to the Members of cash and the timing of such distributions shall be determined by the Management Committee. Cash distributions shall be made to the Members in accordance with their respective Percentage Interests; *provided*, that (a) all cash resulting from the sale of Products to Kisa pursuant to **Section 11.2** shall be distributed to Kisa, and (b) all cash resulting from the sale of Products to Cougar pursuant to **Section 11.2** shall be distributed to Cougar.

11.2 Disposition of Products.

(a) Disposition by the Company of Products shall be governed by this **Section 11.2**, and except as provided in this **Section 11.2** or as otherwise approved by the Management Committee, the Company shall not dispose of any Products.

(b) Except as provided in **Section 11.3(d)**, each Member shall be sold its share of all Products. The Members' respective shares of Products shall be determined on a monthly basis as of the last day of each month, and each Member's share of Products shall equal the Member's Percentage Interest multiplied by the aggregate amount of Products produced during the month. If a Member's Percentage Interest has changed during the month, the Percentage Interest for purposes of this **Section 11.2** shall equal the average daily Percentage Interest for the month. Products sold to a Member under this **Section 11.2** shall be deemed sold on the last day of the month, and Products distributed in kind to a Member shall be deemed distributed on the last day of the month. Products shall be sold to the Members at a representative market price determined by the Manager taking into consideration the competitive market conditions, along with normal volume discounts, commissions, and transportation differentials. The Manager may offset the distribution to be made to a Member pursuant to **Section 11.1** against the sales price to be paid by a Member for the Product sold to such Member. Each Member may thereafter separately dispose of the Products it has purchased from the Company. Each Member shall bear directly all costs and expenses incurred in connection with such separate disposition.

(c) Any costs of the Company for severance taxes, net proceeds taxes, ad valorem taxes and other taxes or royalties imposed (including any potential federal royalties that may be imposed in the future) in connection with the production of Products shall be an expense of the Company subject to Monthly Capital Calls. Any additional expenditures incurred by the Company in the selling and separate disposition thereafter by any Member of its proportionate share of Products, including any storage, freight to final destination, insurance, and premiums, shall be an expense of such Member, and shall be reimbursed by such Member to the Company within thirty (30) days of receipt of an invoice for the same from the Manager. Any such reimbursement shall not be considered a capital contribution and shall not increase the Capital Account of the reimbursing Member.

(d) A Member may, in lieu of purchasing its share of Products, by written instruction to the Company, elect to receive its share of Products in kind, or to take actions as appropriate to cause the sale of its share of Products by the Company to a third party purchaser on the terms determined by the Member; *provided* that the Member shall bear directly all additional costs, expenses, losses, claims, damages and liabilities incurred as a result of any election under this **Section 11.2(d)**.

11.3 <u>Failure of Member to Purchase or Accept Product</u>. If a Member fails to purchase or otherwise accept Product pursuant to **Section 11.2** (the "**Non-Accepting Member**"), the Manager shall have the right, but not the obligation, to purchase the Non-Accepting Member's share for its own account or to sell such share as agent for the Non-Accepting Member at not less than the prevailing market price in the area; provided that the proceeds of such sale shall be distributed to the Non-Accepting Member pursuant to **Section 11.1**. Subject to the terms of any such contracts of sale then outstanding, during any period that the Manager is purchasing or selling a Non-Accepting Member's share of production, the Non-Accepting Member may elect by notice to the Manager to purchase or take its share of Product. The Manager shall be entitled to deduct from proceeds of any sale by it for the account of a Member reasonable expenses incurred in such a sale.

ARTICLE XII
RESIGNATION AND DISSOLUTION

12.1 <u>Dissolution</u>. The Company shall be dissolved upon the occurrence of any of the following:

(a) on the later of (i) the date that is 20 years from the Effective Date, and (ii) the date that Products are no longer being produced from the Properties;

(b) upon the unanimous agreement of the Members; or

(c) at the election of either Member by written notice to the other Member, if the Management Committee fails to adopt a Program and Budget for six (6) months after the expiration of the latest adopted Program and Budget.

12.2 <u>Resignation</u>. A Member may elect to resign as a Member of the Company by giving written notice to the other Member of the effective date of the resignation, which shall be the later of the end of the then current Program and Budget or at least 30 days after the date of the notice. Upon such resignation, the Company shall acquire the resigning Member's entire Membership Interest, free and clear of security interests or other encumbrances arising by, through or under such resigning Member, except those to which both Members have given their written consent after the Effective Date, and such Membership Interest shall be cancelled. The resigning Member is entitled to receive no distribution upon such resignation or any further consideration from the Company. Any such resignation under this **Section 12.2** shall not relieve the resigning Member of its obligations under **Section 6.3** (whether any liability with respect thereto accrues before or after such resignation) arising out of Operations conducted prior to such resignation.

12.3 Liquidation and Termination After Dissolution. Upon the dissolution of the Company under **Section 12.1**, the Manager shall appoint in writing one or more liquidators (who may be a Member or Manager) who shall have the authority set forth in **Section 12.6**. The liquidator shall take all action necessary to wind up the activities of the Company, and all costs and expenses incurred in connection with the liquidation and termination of the Company shall be expenses chargeable to the Company. The liquidator may determine which assets, if any, are to be distributed in kind, and shall sell or otherwise dispose of all other assets of the Company. All gain or loss with respect to the assets (including assets distributed in kind) shall be allocated among the Members in accordance with the applicable provisions of **Exhibit C**. Should a Member have a deficit balance in its Capital Account (after giving effect to such allocations of gain or loss), the Member shall not be obligated to make a contribution to the Company to restore all or any part of such Capital Account deficit. The assets of the Company shall first be paid, applied, or distributed in satisfaction of all liabilities of the Company to third parties (or to making reasonable provision for the satisfaction thereof) and then to satisfy any debts, obligations, or liabilities owed to the Members. Thereafter, any remaining cash and all other Assets shall be distributed to the Members in accordance with **Section 4.2** of **Exhibit C**. Each Member shall have the right to designate another Person to receive any property that otherwise would be distributed in kind to that Member pursuant to this **Section 12.3**. Upon the completion of the winding up of the Company, the liquidator shall cancel the certificate of formation of the Company and take such other actions as may be reasonably necessary to terminate the continued existence of the Company.

12.4 Non-Compete Covenants. A Member that resigns from the Company pursuant to **Section 12.2** or is deemed to have resigned pursuant to **Section 5.2, 5.6, 5.9** or **9.5**, or a Member that transfers or forfeits its entire Membership Interest, shall not directly or indirectly acquire any interest in property within the Area of Interest for 12 months after the effective date of the resignation, forfeiture or transfer. If a resigning, forfeiting or transferring Member, or any Affiliate of the foregoing, breaches this **Section 12.4**, such Member or Affiliate shall be obligated to offer to convey to the other Member, without cost, any such property or interest so acquired. Such offer shall be made in writing and can be accepted by such other Member at any time within 45 days after it is received by such other Member.

12.5 Right to Data After Termination. After the termination of the continued existence of the Company pursuant to **Section 12.3**, each Member shall be entitled to copies of all information acquired hereunder before the effective date of termination not previously furnished to it, but a resigning Member, or a Member that forfeits or transfers its entire Membership Interest, shall not be entitled to any such copies after any such resignation.

12.6 Continuing Authority. From and after the dissolution of the Company under **Section 12.1**, the liquidator shall have the power and authority of the Members, Manager and the Management Committee to do all things on behalf of the Company which are reasonably necessary or convenient to: (a) wind up the Operations and the Company, (b) continue to operate the Properties and other Assets of the Company during the winding up of the Operations and the Company and (b) complete any transaction and satisfy any obligation, unfinished or unsatisfied, at the time of such dissolution, if the transaction or obligation arises out of Operations prior to such dissolution. The liquidator shall have the power and authority to grant or receive extensions of time or change the method of payment of an already existing liability or obligation, prosecute

and defend actions on behalf of the Company, mortgage Assets, and take any other reasonable action in any matter with respect to the Company or the Operations.

ARTICLE XIII
ACQUISITIONS WITHIN AREA OF INTEREST

13.1 General. Any interest or right to acquire any interest in real property within the Area of Interest acquired during the term of this Agreement by or on behalf of a Member or any Affiliate shall be subject to the terms and provisions of this Agreement.

13.2 Notice to Nonacquiring Member. Within 10 days after the acquisition of any interest or the right to acquire any interest in real property wholly or partially, including any State of Alaska mining claim or lease, within the Area of Interest (except real property acquired by or on behalf of the Company pursuant to a Program), the acquiring Member shall notify the other Member of such acquisition. The acquiring Member's notice shall describe in detail the acquisition, the lands and minerals covered thereby, the cost thereof, and the reasons why the acquiring Member believes that the acquisition of the interest is in the best interests of the Members under this Agreement. In addition to such notice, the acquiring Member shall make any and all information concerning the acquired interest available for inspection by the other Member.

13.3 Option Exercised. If, within 20 days after receiving the acquiring Member's notice, the other Member notifies the acquiring Member of its election to participate in the acquired interest, the acquiring Member or its Affiliate shall convey to the Company (or to the other Member or another entity as mutually agreed by the Members), by special warranty deed, its entire acquired interest (or if to the other Member, a proportionate undivided interest therein based on the Percentage Interests of the Members). If conveyed to the Company, the acquired interest shall become a part of the Properties for all purposes of this Agreement immediately upon the notice of such other Member's election to participate therein. Such other Member shall promptly pay to the acquiring Member its proportionate share based on Percentage Interests of the latter's actual out-of-pocket acquisition costs.

13.4 Option Not Exercised. If the other Member does not give such notice within the 20-day period set forth in **Section 13.3**, neither such Member nor the Company shall have any interest in the acquired interest, and the acquired interest shall not be a part of the Properties or otherwise be subject to this Agreement.

ARTICLE XIV
ABANDONMENT AND SURRENDER OF PROPERTIES

14.1 Surrender or Abandonment of Property. The Management Committee may authorize the Manager to surrender or abandon part or all of the Properties. If the Management Committee authorizes any such surrender or abandonment over the objection of a Member, the Company shall assign to the objecting Member, by special warranty deed and without cost to the surrendering Member, all of the Company's interest in the property to be abandoned or surrendered, and the abandoned or surrendered property shall cease to be part of the Properties and the Company shall have no further right, title or interest therein.

14.2 Reacquisition. If any Properties are abandoned or surrendered under the provisions of this **Article XIV**, then, unless this Agreement is earlier terminated, neither Member nor any Affiliate thereof shall acquire any interest in such Properties or a right to acquire such Properties for a period of two (2) years following the date of such abandonment or surrender. If a Member reacquires any Properties in violation of this **Section 14.2**, the other Member may elect by notice to the reacquiring Member within 45 days after it has actual notice of such reacquisition, to have such properties contributed to the Company. In the event such an election is made, the reacquired properties shall thereafter be treated as Properties, and the costs of reacquisition shall be borne solely by the Member required to contribute such Properties to the Company, but shall not be credited to the Capital Account of the contributing member or taken into account for purposes of calculating the Members' respective Percentage Interests.

ARTICLE XV
TRANSFER OF INTEREST

15.1 General. A Member shall have the right to Transfer to any third party all or any part of its Membership Interest or any economic interest therein (including its right to receive distributions of cash or property from the Company), solely as provided in this **Article XV**.

15.2 Limitations on Free Transferability. The Transfer right of a Member in **Section 15.1** shall be subject to the following terms and conditions:

(a) No Transfer of a Membership Interest or any economic interest therein shall be valid or recognized by the Company unless and until at least 30 days' prior written notice thereof has been given to the other Member and such Member shall have consented thereto, which consent shall not be unreasonably withheld;

(b) No Transfer of a Membership Interest or any economic interest therein shall be valid or recognized by the Company unless the transferee, as of the effective date of the Transfer, has committed in writing to be bound by this Agreement to the same extent as the transferring Member;

(c) No Transfer permitted by this **Article XV** shall relieve the transferring Member of its share of any liability, whether accruing before or after such Transfer, which arises out of Operations conducted prior to such Transfer, including as provided in **Section 6.6**;

(d) As provided in **Exhibit C**, the transferring Member and the transferee shall bear all tax consequences of the Transfer;

(e) In the event of a Transfer of less than all of a Member's Membership Interest, the transferring Member and its transferee shall thereafter act and be treated as one Member, with the Member with the greater Percentage Interest hereby appointed the agent and attorney-in-fact of the Member with the lesser Percentage Interest with respect to the exercise of all rights to vote, consent, approve or otherwise make any decisions with respect to the management or Operations or the Company;

(f) If the Transfer is the grant of a security interest or other encumbrance on a Membership Interest to secure a loan or other indebtedness of a Member, such security interest or encumbrance shall be subordinate to the terms of any pledge securing any obligation of the Company or any obligation of the granting Member to the Company or the other Member to the extent arising out or relating to the Company. In connection with any foreclosure, transfer in lieu, or other enforcement of rights in the security interest, the acquiring third party shall be bound by the terms of this Agreement, including **Section 15.3**, and shall acquire only the rights of an assignee of the Membership Interest, and shall not, without the unanimous approval of the remaining Members, be admitted to the Company as a Member; and

(g) No Member shall enter into any sale or other commitment or agree to dispose of Products or proceeds from the sale of Products by such Member upon distribution to it pursuant to **Article XI** if such sale or other commitment will create in a third party a security interest in Products or proceeds therefrom prior to any such distribution.

15.3 **<u>Exceptions to Consent Requirement</u>**. **Section 15.2(a)** shall not apply to the following:

(a) Transfer by a Member of all or any part of its Membership Interest to an Affiliate;

(b) Incorporation of a Member, or corporate merger, consolidation, amalgamation or reorganization of a Member by which the surviving entity shall possess substantially all of the stock, or all of the property rights and interests, and be subject to substantially all of the liabilities and obligations of that Member;

(c) The grant by a Member of a pledge, security interest or other encumbrance in such Membership Interest; or

(d) A sale or other commitment or disposition of Products or proceeds from sale of Products by a Member upon distribution to it pursuant to **Article XI**.

ARTICLE XVI
[INTENTIONALLY DELETED]

ARTICLE XVII
CONFIDENTIALITY

17.1 **General**. Each Member and Manager will keep confidential and not use, reveal, provide or transfer to any third party any Confidential Information it obtains or has obtained concerning the Company or the other Member without the prior written consent of the other Member, which consent shall not be unreasonably withheld.

17.2 **Exceptions**. The consent required by **Section 17.1** shall not apply to a disclosure:

(a) To a consultant, contractor, subcontractor, officer, director or employee of the Company, the Manager or any Member or any of their respective Affiliates that has a bona fide need to be informed;

(b) To any third party to whom the disclosing Member or Manager contemplates a Transfer of all or any part of its Membership Interest or the Assets;

(c) To any actual or potential lender, underwriter or investors for the sole purpose of evaluating whether to make a loan to or investment in the disclosing Member or the Company; or

(d) To a governmental agency or to the public which the disclosing Member or Manager believes in good faith is required by pertinent law or regulation or the rules of any stock exchange;

In any case to which this **Section 17.2** is applicable, the disclosing Member or Manager shall give notice to the other Member concurrently with the making of such disclosure. As to any disclosure pursuant to **Section 17.2(a), (b)** or **(c)**, only such Confidential Information as such third party shall have a legitimate business need to know shall be disclosed and such third party shall first agree in writing to protect the Confidential Information from further disclosure to the same extent as the Members are obligated under this **Article XVII**, and the disclosing Member or Manager shall be responsible and liable for any use or disclosure of the Confidential Information by such parties in violation of this Agreement and such other writing.

17.3 **Duration of Confidentiality**. The provisions of this **Article XVII** shall apply to a Member or Manager until the earlier of (a) the date that is two years after the cancellation of the certificate of formation of the Company (notwithstanding the resignation of such Member or Manager or the Transfer by such Member of its entire Membership Interest), and (b) the date that is two years after the resignation of such Member or Manager or, in the case of a Member, the Transfer by such Member of its entire Membership Interest; provided that if a Member retains a Net Profits Interest, the provisions of this **Article XVII** shall survive with respect to such Member for two years after the termination of such Net Profits Interest; provided further that with respect to any Confidential Information that constitutes "trade secrets" of a Member (or of the Company, to the extent distributed or otherwise assigned to a Member pursuant to this Agreement) under the Uniform Trade Secrets Act or similar applicable laws, the provisions of this **Article XVII** shall survive indefinitely.

ARTICLE XVIII
GENERAL PROVISIONS

18.1 Notices. All notices, payments and other required communications ("**Notices**") to the Members or Manager shall be in writing, and shall be given (i) by personal delivery to the applicable Member or Manager, or (ii) by electronic communication, with a confirmation sent by registered or certified mail return receipt requested, or (iii) by registered or certified mail return receipt requested. All Notices shall be effective and shall be deemed delivered (a) if by personal delivery on the date of delivery if delivered during normal business hours, and, if not delivered during normal business hours, on the next business day following delivery, (b) if by electronic communication on the next business day following receipt of the electronic communication, and (c) if solely by mail on the next business day after actual receipt. A Member or Manager may change its address by Notice to the other Member.

18.2 Currency. All references to "dollars" or "$" herein shall mean lawful currency of the United States of America.

18.3 Headings. The subject headings of the Sections and Subsections of this Agreement and the Paragraphs and Subparagraphs of the Exhibits to this Agreement are included for purposes of convenience only, and shall not affect the construction or interpretation of any of its provisions.

18.4 Waiver. The failure of a Member or Manager to insist on the strict performance of any provision of this Agreement or to exercise any right, power or remedy upon a breach hereof shall not constitute a waiver of any provision of this Agreement or limit the Member's or Manager's right thereafter to enforce any provision or exercise any right.

18.5 Modification. No modification of this Agreement shall be valid unless made in writing and duly executed by all of the Members.

18.6 Force Majeure. Except for any obligation to make payments when due hereunder, the obligations of a Member or the Manager shall be suspended to the extent and for the period that performance is prevented by any cause, whether foreseeable or unforeseeable, beyond its reasonable control, including, labor disputes (however arising and whether or not employee demands are reasonable or within the power of the Member or Manager to grant); acts of God; laws, regulations, orders, proclamations, instructions or requests of any government or governmental entity; judgments or orders of any court; inability to obtain on reasonably acceptable terms any public or private license, permit or other authorization; curtailment or suspension of activities to remedy or avoid an actual or alleged, present or prospective violation of federal, state or local environmental standards; acts of war or terrorism or conditions arising out of or attributable to war or terrorism, whether declared or undeclared; riot, civil strife, insurrection, insurgency or rebellion; fire, explosion, earthquake, storm, flood, sink holes, drought, hurricane, tsunami or other adverse weather condition; delay or failure by suppliers or transporters of materials, parts, supplies, services or equipment or by contractors' or subcontractors' shortage of, or inability to obtain, labor, transportation, materials, machinery, equipment, supplies, utilities or services; accidents; breakdown of equipment, machinery or facilities; or any other cause whether similar or dissimilar to the foregoing. The affected

Member or Manager shall promptly give notice to the other Member of the suspension of performance, stating therein the nature of the suspension, the reasons therefor, and the expected duration thereof. The affected Member or Manager shall resume performance as soon as reasonably possible. During the period of suspension the obligations of the Members to advance funds pursuant to **Section 10.2** shall be reduced to levels consistent with Operations.

18.7 Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Delaware, except for its rules pertaining to conflicts of laws.

18.8 Rule Against Perpetuities. Any right or option to acquire any interest in real or personal property under this Agreement must be exercised, if at all, so as to vest such interest in the acquirer within 21 years after the Effective Date.

18.9 Further Assurances. Each Member and the Manager agrees to take from time to time such actions and execute such additional instruments as may be reasonably necessary or convenient to implement and carry out the intent and purpose of this Agreement.

18.10 Survival of Terms and Conditions. The following Sections shall survive the dissolution, liquidation and termination of the Company, any Transfer of a Membership Interest or other interest in the Company to the full extent necessary for their enforcement and the protection of the Member, Manager or other person in whose favor they run: **Sections 2.1, 2.2, 2.3, 2.5, 4.6, 4.7, 4.8, 5.6, 5.7, 5.10, 6.3, 10.3, 12.2, 12.3, 12.4, 12.5** and **12.6**, the second sentence of **Section 8.3,** and **Articles XVI, XVII** and **XVIII**.

18.11 No Third Party Beneficiaries. Except as specifically provided in **Sections 4.8**, this Agreement is for the sole benefit of the Members and the Manager, and no other Person, including any creditor of any Member, is intended to be a beneficiary of this Agreement or shall have any rights hereunder.

18.12 Entire Agreement; Successors and Assigns. This Agreement, together with the Exhibits hereto, contains the entire understanding of the Members and the Manager with respect to the Company and supersedes all prior agreements and understandings relating to the subject matter hereof. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the Members and the Manager. In the event of any conflict between this Agreement and any Exhibit attached hereto, the terms of this Agreement shall be controlling.

18.13 Execution. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party, it being understood that both parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile signature page were an original thereof.

[Signatures on Next Page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

KISA GOLD MINING, INC.

By: ____________________________
President

COUGAR GOLD LLC

By: ____________________________
President

EXHIBIT A

PROPERTY DESCRIPTION AND AREA OF INTEREST

PART 1 - Property Description

PART 2 - Area of Interest

Exhibit A – Part 1
Property Description

EXHIBIT A: PROPERTY LISTING

Claim_Name	ADL_No	Claim_Type1	Acres2	PLS_Description3	Rec_District4	Locate_Date5	Recording_Filing_Doc_No	Record_Date
Kisa 1	654902	C	40	SW¼, NW¼, S1, T3N, R58W	B	7/12/2006	2006-001209-0	8/8/2006
Kisa 2	654903	C	40	SE¼, NW¼, S1, T3N, R58W	B/KK	7/12/2006	2006-001210-0/2006-000207-0	8/8/2006/8/8/2006
Kisa 3	654904	MTRS	160	SW¼, S1, T3N, R58W	B	7/12/2006	2006-001211-0	8/8/2006
Kisa 4	654905	MTRS	160	NE¼, S11, T3N, R58W	B	7/12/2006	2006-001212-0	8/8/2006
Kisa 5	654906	MTRS	160	NW¼, S11, T3N, R58W	B	7/12/2006	2006-001213-0	8/8/2006
Kisa 6	654907	MTRS	160	NW¼, S12, T3N, R58W	B	7/12/2006	2006-001214-0	8/8/2006
Kisa 7	654908	MTRS	160	SW¼, S11, T3N, R58W	B	7/12/2006	2006-001215-0	8/8/2006
Kisa 8	654909	MTRS	160	SE¼, S11, T3N, R58W	B	7/12/2006	2006-001216-0	8/8/2006
Kisa 9	654910	MTRS	160	SW¼, S12, T3N, R58W	B	7/12/2006	2006-001217-0	8/8/2006
Kisa 10	654911	MTRS	160	NW¼, S14, T3N, R58W	B	7/12/2006	2006-001218-0	8/8/2006
Kisa 11	654912	MTRS	160	SW¼, S14, T3N, R58W	B	7/12/2006	2006-001219-0	8/8/2006
Kisa 12	654913	MTRS	160	SE¼, S14, T3N, R58W	B	7/12/2006	2006-001220-0	8/8/2006
Kisa 13	654914	MTRS	160	NE¼, S14, T3N, R58W	B	7/12/2006	2006-001221-0	8/8/2006
Kisa 14	654915	C	40	NW¼, NW¼, S13, T3N, R58W	B	7/12/2006	2006-001222-0	8/8/2006
Kisa 15	654916	C	40	SW¼, NW¼, S13, T3N, R58W	B	7/12/2006	2006-001223-0	8/8/2006
Kisa 16	654917	C	40	NW¼, SW¼, S13, T3N, R58W	B	7/12/2006	2006-001224-0	8/8/2006
Kisa 17	655186	MTRS	160	SW¼, S2, T3N, R58W	B	8/16/2006	2006-001406-0	9/11/2006
Kisa 18	655187	MTRS	160	SE¼, S2, T3N, R58W	B	8/16/2006	2006-001407-0	9/11/2006
Kisa 19	655188	MTRS	160	NE¼, S10, T3N, R58W	B	8/16/2006	2006-001408-0	9/11/2006
Kisa 20	655189	MTRS	160	SE¼, S10, T3N, R58W	B	8/16/2006	2006-001409-0	9/11/2006
Kisa 21	655190	MTRS	160	NE¼, S15, T3N, R58W	B	8/16/2006	2006-001410-0	9/11/2006
Kisa 22	655191	MTRS	160	SW¼, S15, T3N, R58W	B	8/16/2006	2006-001411-0	9/11/2006
Kisa 23	655192	MTRS	160	SE¼, S15, T3N, R58W	B	8/16/2006	2006-001412-0	9/11/2006
Kisa 24	655193	MTRS	160	NW¼, S22, T3N, R58W	B	8/16/2006	2006-001413-0	9/11/2006
Kisa 25	655194	MTRS	160	NE¼, S22, T3N, R58W	B	8/16/2006	2006-001414-0	9/11/2006
Kisa 26	655195	MTRS	160	NW¼, S23, T3N, R58W	B	8/16/2006	2006-001415-0	9/11/2006
Kisa 27	655196	MTRS	160	NE¼, S23, T3N, R58W	B	8/16/2006	2006-001416-0	9/11/2006
Kisa 28	655197	MTRS	160	SE¼, S22, T3N, R58W	B	8/16/2006	2006-001417-0	9/11/2006
Kisa 29	655198	MTRS	160	SW¼, S23, T3N, R58W	B	8/16/2006	2006-001418-0	9/11/2006
Kisa 30	655199	MTRS	160	SE¼, S23, T3N, R58W	B	8/16/2006	2006-001419-0	9/11/2006
Kisa 31	655200	MTRS	160	SE¼, S1, T3N, R58W	B/KK	8/16/2006	2006-001420-0/2006-000239-0	9/11/2006/9/11/2006
Kisa 32	655201	MTRS	160	NE¼, S12, T3N, R58W	B/KK	8/16/2006	2006-001421-0/2006-000256-0	9/11/2006/9/29/2006
GL 1	654815	MTRS	160	SE¼, S18, T2N, R58W	B/BB	7/12/2006	2006-001202-0/2006-000373-0	8/8/2006/7/25/2006
GL 2	654816	MTRS	160	NE¼, S20, T2N, R58W	BB	7/12/2006	2006-000374-0	7/25/2006
GL 3	654817	MTRS	160	SW¼, S17, T2N, R58W	B/BB	7/12/2006	2006-001203-0/2006-000375-0	8/8/2006/7/25/2006
GL 4	654818	MTRS	160	SE¼, S20, T2N, R58W	BB	7/12/2006	2006-000376-0	7/25/2006
GL 5	654819	C	40	NE¼, NE¼, S19, T2N, R58W	BB	7/12/2006	2006-000377-0	7/25/2006
GL 6	654820	C	40	NW¼, NW¼, S20, T2N, R58W	BB	7/12/2006	2006-000378-0	7/25/2006
GL 7	654821	C	40	NE¼, NW¼, S20, T2N, R58W	BB	7/12/2006	2006-000379-0	7/25/2006
GL 8	654822	C	40	SE¼, NW¼, S20, T2N, R58W	BB	7/12/2006	2006-000380-0	7/25/2006
GL 9	654823	C	40	NE¼, SW¼, S20, T2N, R58W	BB	7/12/2006	2006-000381-0	7/25/2006
GL 10	654824	C	40	SE¼, SW¼, S20, T2N, R58W	BB	7/12/2006	2006-000382-0	7/25/2006
GL 11	654825	MTRS	160	NE¼, S30, T2N, R58W	B/BB	7/12/2006	2006-001204-0/2006-000383-0	8/8/2006/7/25/2006
GL 12	654826	MTRS	160	NW¼, S29, T2N, R58W	BB	7/12/2006	2006-000384-0	7/25/2006
GL 13	654827	MTRS	160	NE¼, S29, T2N, R58W	BB	7/12/2006	2006-000385-0	7/25/2006
GL 14	654828	MTRS	160	SE¼, S30, T2N, R58W	B/BB	7/12/2006	2006-001205-0/2006-000386-0	8/8/2006/7/25/2006
GL 15	654829	MTRS	160	SW¼, S29, T2N, R58W	BB	7/12/2006	2006-000387-0	7/25/2006
GL 16	654830	MTRS	160	SE¼, S29, T2N, R58W	BB	7/12/2006	2006-000388-0	7/25/2006
GL 17	654831	MTRS	160	NE¼, S31, T2N, R58W	B/BB	7/12/2006	2006-001206-0/2006-000389-0	8/8/2006/7/25/2006
GL 18	654832	MTRS	160	NW¼, S32, T2N, R58W	B/BB	7/12/2006	2006-001207-0/2006-000390-0	8/8/2006/7/25/2006
GL 19	654833	MTRS	160	NE¼, S32, T2N, R58W	BB	7/12/2006	2006-000391-0	7/25/2006
GL 20	655097	MTRS	160	SW¼, S28, T2N, R58W	BB	8/16/2006	2006-000447-0	8/29/2006
GL 21	655098	MTRS	160	SE¼, S28, T2N, R58W	BB	8/16/2006	2006-000448-0	8/29/2006
GL 22	655099	MTRS	160	SW¼, S27, T2N, R58W	BB	8/16/2006	2006-000449-0	8/29/2006
GL 23	655100	MTRS	160	SE¼, S27, T2N, R58W	BB	8/16/2006	2006-000450-0	8/29/2006
GL 24	655101	MTRS	160	SW¼, S26, T2N, R58W	BB	8/16/2006	2006-000451-0	8/29/2006
GL 25	655102	MTRS	160	NW¼, S33, T2N, R58W	BB	8/16/2006	2006-000452-0	8/29/2006
GL 26	655103	MTRS	160	NE¼, S33, T2N, R58W	BB	8/16/2006	2006-000453-0	8/29/2006
GL 27	655104	MTRS	160	NW¼, S34, T2N, R58W	BB	8/16/2006	2006-000454-0	8/29/2006
GL 28	655105	MTRS	160	NE¼, S34, T2N, R58W	BB	8/16/2006	2006-000455-0	8/29/2006
GL 29	655106	MTRS	160	NW¼, S35, T2N, R58W	BB	8/16/2006	2006-000456-0	8/29/2006
GL 30	655107	MTRS	160	SW¼, S32, T2N, R58W	B/BB	8/16/2006	2006-001393-0/2006-000457-0	9/11/2006/8/29/2006
GL 31	655108	MTRS	160	SE¼, S32, T2N, R58W	B/BB	8/16/2006	2006-001394-0/2006-000458-0	9/11/2006/8/29/2006
GL 32	655109	MTRS	160	SW¼, S33, T2N, R58W	BB	8/16/2006	2006-000459-0	8/29/2006
GL 33	655110	MTRS	160	SE¼, S33, T2N, R58W	BB	8/16/2006	2006-000460-0	8/29/2006
GL 34	655111	MTRS	160	SW¼, S34, T2N, R58W	BB	8/16/2006	2006-000461-0	8/29/2006
GL 35	655112	MTRS	160	SE¼, S34, T2N, R58W	BB	8/16/2006	2006-000462-0	8/29/2006
GL 36	655113	MTRS	160	SW¼, S35, T2N, R58W	BB	8/16/2006	2006-000463-0	8/29/2006
GL 37	655114	MTRS	160	NW¼, S4, T1N, R58W	B/BB	8/16/2006	2006-001395-0/2006-000464-0	9/11/2006/8/29/2006
GL 38	655115	MTRS	160	NE¼, S4, T1N, R58W	BB	8/16/2006	2006-000465-0	8/29/2006
GL 39	655116	MTRS	160	NW¼, S3, T1N, R58W	BB	8/16/2006	2006-000466-0	8/29/2006
GL 40	655117	MTRS	160	NE¼, S3, T1N, R58W	BB	8/16/2006	2006-000467-0	8/29/2006
GL 41	655118	MTRS	160	SW¼, S4, T1N, R58W	B/BB	8/16/2006	2006-001396-0/2006-000468-0	9/11/2006/8/29/2006
GL 42	655119	MTRS	160	SE¼, S4, T1N, R58W	BB	8/16/2006	2006-000469-0	8/29/2006
GL 43	655120	MTRS	160	SW¼, S3, T1N, R58W	BB	8/16/2006	2006-000470-0	8/29/2006
GL 44	655121	MTRS	160	SE¼, S3, T1N, R58W	BB	8/16/2006	2006-000471-0	8/29/2006
Gossan Valley 5	655972	PS	160	NW¼, S25, T1N, R60W	B	9/17/2006	2006-001659-0	10/11/2006
Gossan Valley 6	655973	PS	160	NE¼, S25, T1N, R60W	B	9/17/2006	2006-001660-0	10/11/2006
Little Swift 1	655958	PS	160	NW¼, S5, T1N, R59W	B	9/17/2006	2006-001661-0	10/11/2006
Little Swift 2	655959	PS	160	NE¼, S5, T1N, R59W	B	9/17/2006	2006-001662-0	10/11/2006
Little Swift 3	655960	PS	160	NW¼, S4, T1N, R59W	B	9/17/2006	2006-001663-0	10/11/2006
Little Swift 4	655961	PS	160	NE¼, S4, T1N, R59W	B	9/17/2006	2006-001664-0	10/11/2006
Little Swift 5	655962	PS	160	SW¼, S5, T1N, R59W	B	9/17/2006	2006-001665-0	10/11/2006
Little Swift 6	655963	PS	160	SE¼, S5, T1N, R59W	B	9/17/2006	2006-001666-0	10/11/2006

Little Swift 7	655964	PS	160	SW¼, S4, T1N, R59W	B	9/17/2006	2006-001667-0	10/11/2006
Little Swift 8	655965	PS	160	SE¼, S4, T1N, R59W	B	9/17/2006	2006-001668-0	10/11/2006
Little Swift 9	655966	PS	160	NW¼, S8, T1N, R59W	B	9/17/2006	2006-001669-0	10/11/2006
Little Swift 10	655967	PS	160	NE¼, S8, T1N, R59W	B	9/17/2006	2006-001670-0	10/11/2006
Little Swift 11	655968	PS	160	SW¼, S8, T1N, R59W	B	9/17/2006	2006-001671-0	10/11/2006
Little Swift 12	655969	PS	160	SE¼, S8, T1N, R59W	B	9/17/2006	2006-001672-0	10/11/2006
Little Swift 13	655970	PS	160	NW¼, S17, T1N, R59W	B	9/17/2006	2006-001673-0	10/11/2006
Little Swift 14	655971	PS	160	NE¼, S17, T1N, R59W	B	9/17/2006	2006-001674-0	10/11/2006
Gold Creek 1	655946	PS	160	NW¼, S21, T2N, R59W	B	9/17/2006	2006-001675-0	10/11/2006
Gold Creek 2	655947	PS	160	NE¼, S21, T2N, R59W	B	9/17/2006	2006-001676-0	10/11/2006
Gold Creek 3	655948	PS	160	SW¼, S21, T2N, R59W	B	9/17/2006	2006-001677-0	10/11/2006
Gold Creek 4	655949	PS	160	SE¼, S21, T2N, R59W	B	9/17/2006	2006-001678-0	10/11/2006
Gold Creek 5	655950	PS	160	SW¼, S22, T2N, R59W	B	9/17/2006	2006-001679-0	10/11/2006
Gold Creek 6	655951	PS	160	NE¼, S29, T2N, R59W	B	9/17/2006	2006-001680-0	10/11/2006
Gold Creek 7	655952	PS	160	NW¼, S28, T2N, R59W	B	9/17/2006	2006-001681-0	10/11/2006
Gold Creek 8	655953	PS	160	NE¼, S28, T2N, R59W	B	9/17/2006	2006-001682-0	10/11/2006
Gold Creek 9	655954	PS	160	NW¼, S27, T2N, R59W	B	9/17/2006	2006-001683-0	10/11/2006
Gold Creek 10	655955	PS	160	SE¼, S29, T2N, R59W	B	9/17/2006	2006-001684-0	10/11/2006
Gold Creek 11	655956	PS	160	SW¼, S28, T2N, R59W	B	9/17/2006	2006-001685-0	10/11/2006
Gold Creek 12	655957	PS	160	SE¼, S28, T2N, R59W	B	9/17/2006	2006-001686-0	10/11/2006

Note 1: C=conventional 40 acre claim, MTRS = 160 acre claim, PS = prospect site

Note 2: Estimated acreage from AK Automated Land System Records

Note 3: All in Seward Meridian

Note 4: B= Bethel, BB=Bristol Bay, KK=Kuskokwim

Note 5: Claims originally staked by Minex, quit-claimed to Niagara, acquired by Kisa Gold Mines, Inc.

Note 6: Claims originally staked/Quit Claimed to Kisa Gold Mines, Inc., amended Quit Claims to Kisa Gold Mining, Inc.

Exhibit A – Part 2
Area of Interest


R60W
R59W
R58W
R57W
T4N
T3N
T2N
T1N
ONE MILE AREA OF INTEREST BOUNDARY
Approximate Scale in Miles
0
1
2
MAP DISCLAIMER
Claim locations on this map are approximate. In any instance where there is a descrepancy between the map location and the actual posted location on-the-ground, the on-the-ground location will take precedence.
CLAIMS AND AOI BOUNDARY MAP
Bethel A-1, A-2, A-3, B-1, B-2, B-3 quadrangles
KISA GOLD MINING, INC.
KISA PROJECT BLOCK
Claim Status: April 2008

EXHIBIT B

ACCOUNTING PROCEDURE

The financial and accounting procedures to be followed by the Manager and the Members under the Agreement are set forth below. References in this Accounting Procedure to Sections and Articles are to those located in this Accounting Procedure unless it is expressly stated that they are references to the Agreement.

ARTICLE I
GENERAL PROVISIONS

1.1 **General Accounting Records**. The Manager shall maintain detailed and comprehensive cost accounting records in accordance with this Accounting Procedure, including general ledgers, supporting and subsidiary journals, invoices, checks and other customary documentation, sufficient to provide a record of revenues and expenditures and periodic statements of financial position and the results of operations for managerial, tax, regulatory or other financial reporting purposes. Such records shall be retained for the duration of the period allowed the Members for audit or the period necessary to comply with tax or other regulatory requirements. The records shall reflect all obligations, advances and credits of the Members.

1.2 **Bank Accounts**. The Manager shall maintain one or more separate bank accounts for the payment of all expenses and the deposit of all cash receipts for the Company.

1.3 **Statements and Billings**. The Manager shall prepare statements and bill the Members as provided in Article X of the Agreement. Payment of any such billings by any Member, including the Manager, shall not prejudice such Member's right to protest or question the correctness thereof for a period not to exceed 24 months following the calendar year during which such billings were received by the Member. All written exceptions to and claims upon the Manager for incorrect charges, billings or statements shall be made upon the Manager within such 24 month period. The time period permitted for adjustments hereunder shall not apply to adjustments resulting from periodic inventories as provided in Article V.

ARTICLE II
CHARGES TO BUSINESS ACCOUNT

Subject to the limitations hereinafter set forth, the Manager shall charge the Business Account with the following:

2.1 **Rentals, Royalties and Other Payments**. All property acquisition and holding costs, including filing fees, license fees, costs of permits, assessment work and annual labor work or payments in lieu thereof, delay rentals, production royalties, including any required advances, and all other payments made by the Manager which are necessary to acquire or maintain title to the Assets.

2.2 Labor and Employee Benefits.

(a) Salaries and wages of the Company's or the Manager's employees directly engaged in Operations, including salaries or wages of employees who are temporarily assigned to and directly employed by same.

(b) The Manager's or the Company's, as applicable, cost of holiday, vacation, sickness and disability benefits, and other customary allowances applicable to the salaries and wages chargeable under **Sections 2.2(a)** and **2.12**. Such costs may be charged on a "when and as paid basis" or by "percentage assessment" on the amount of salaries and wages. If percentage assessment is used, the rate shall be applied to wages or salaries excluding overtime and bonuses. Such rate shall be based on the Manager's or the Company's, as applicable, cost experience and it shall be periodically adjusted at least annually to ensure that the total of such charges does not exceed the actual cost thereof to the Manager or the Company, as applicable.

(c) The Manager's or the Company's, as applicable, actual cost of established plans for employees' group life insurance, hospitalization, pension, retirement, stock purchase, thrift, bonus (except production or incentive bonus plans under a union contract based on actual rates of production, cost savings and other production factors, and similar non-union bonus plans customary in the industry or necessary to attract competent employees, which bonus payments shall be considered salaries and wages under **Sections 2.2(a)** or **2.12**; rather than employees' benefit plans) and other benefit plans of a like nature applicable to salaries and wages chargeable under **Sections 2.2(a)** or **2.12**, provided that the plans are limited to the extent feasible to those customary in the industry.

(d) Cost of assessments imposed by governmental authority which are applicable to salaries and wages chargeable under **Sections 2.2(a)** and **2.12**, including all penalties except those resulting from the willful misconduct or gross negligence of the Manager.

2.3 Materials, Equipment and Supplies. The cost of materials, equipment and supplies (herein called "**Material**") purchased from unaffiliated third parties or furnished by the Manager or any Member as provided in **Article III**. The Manager shall purchase or furnish only so much Material as may be required for immediate use in efficient and economical Operations. The Manager shall also maintain inventory levels of Material at reasonable levels to avoid unnecessary accumulation of surplus stock.

2.4 Equipment and Facilities Furnished by Manager. The cost of machinery, equipment and facilities owned by the Manager and used in Operations or used to provide support or utility services to Operations charged at rates commensurate with the actual costs of ownership and operation of such machinery, equipment and facilities. Such rates shall include costs of maintenance, repairs, other operating expenses, insurance, taxes, depreciation and interest at a rate not to exceed the Prime Rate plus two (2) percentage points per annum. Such rates shall not exceed the average commercial rates currently prevailing in the vicinity of the Operations.

2.5 Transportation. Reasonable transportation costs incurred in connection with the transportation of employees and material necessary for the Operations.

2.6 **Contract Services and Utilities**. The cost of contract services and utilities procured from outside sources, other than services described in **Sections 2.9** and **2.13**. If contract services are performed by the Manager or an Affiliate thereof, the cost charged to the Business Account shall not be greater than that for which comparable services and utilities are available in the open market to be supplied to the Company. The cost of professional consultant services procured from outside sources in excess of $50,000 per annum shall not be charged to the Business Account unless approved by the Management Committee.

2.7 **Insurance Premiums**. Net premiums paid for insurance required to be carried for Operations for the protection of the Manager and the Members. When the Operations are conducted in an area where the Manager or the Company, as applicable, may self-insure for Workmen's Compensation and/or Employer's Liability under state law, the Manager may elect to include such risks in its self-insurance program and shall charge its costs or the Company's costs, as applicable, of self-insuring such risks to the Business Account provided that such charges shall not exceed published manual rates.

2.8 **Damages and Losses**. All costs in excess of insurance proceeds necessary to repair or replace damage or losses to any Assets resulting from any cause other than the willful misconduct or gross negligence of the Manager. The Manager shall furnish the Management Committee with written notice of damages or losses as soon as practicable after a report thereof has been received by the Manager.

2.9 **Legal and Regulatory Expense**. Except as otherwise provided in **Section 2.13**, all legal and regulatory costs and expenses incurred in or resulting from the Operations or necessary to protect or recover the Assets of the Company, including costs of title investigation and title curative services. All attorney's fees and other legal costs to handle, investigate and settle litigation or claims, and amounts paid in settlement of such litigation or claims in excess of $50,000 per annum shall not be charged to the Business Account unless approved by the Management Committee.

2.10 **Audit**. Cost of annual audits if conducted.

2.11 **Taxes**. All taxes of every kind and nature assessed or levied upon or in connection with the Assets, the production of Products or Operations, which have been paid by the Manager for the benefit of the Members. Each Member is separately responsible for taxes determined or measured by its sales revenue or net income.

2.12 **District and Camp Expense (Field Supervision and Camp Expenses)**. A pro rata portion of (i) the salaries and expenses of the Manager's superintendent and other employees serving Operations whose time is not allocated directly to such Operations, and (ii) the costs of maintaining and operating an office (herein called the "**Manager's Project Office**") and any necessary suboffice and (iii) all necessary camps, including housing facilities for employees, used for Operations. The expense of those facilities, less any revenue therefrom, shall include depreciation or a fair monthly rental in lieu of depreciation of the investment. The total of such charges for all properties served by the Manager's employees and facilities shall be apportioned to the Business Account on the basis of a ratio, the numerator of which is the direct

labor costs of the Operations and the denominator of which is the total direct labor costs incurred for all activities served by the Manager.

2.13 Management Fee.

(a) Each month, the Manager shall charge the Business Account 5% of Allowable Costs, which shall be a liquidated amount to compensate the Manager for its services hereunder and to reimburse the Manager for its home office overhead and general and administrative expenses to conduct the Operations (the "**Management Fee**").

(b) The term "**Allowable Costs**" as used in this **Section 2.13** shall mean all charges to the Business Account excluding (i) the Management Fee referred to herein; (ii) depreciation, depletion or amortization of tangible or intangible assets; (iii) amounts charged in accordance with **Sections 2.1** and **2.9**.

(c) The following is a representative list of items comprising the Manager's principal business office expenses that are expressly covered by the Management Fee provided in this **Section 2.13**:

(i) Administrative supervision, which includes services rendered by managers, department supervisors, officers and directors of the Manager for Operations, except to the extent that such services represent a direct charge to the Business Account, as provided for in **Section 2.2**;

(ii) Accounting, data processing, personnel administration, billing and record keeping in accordance with governmental regulations and the provisions of the Agreement, and preparation of reports;

(iii) The services of tax counsel and tax administration employees for all tax matters, including any protests, except any outside professional fees which the Management Committee may approve as a direct charge to the Business Account;

(iv) Routine legal services rendered by the Manager's legal staff not otherwise charged to the Business Account under **Section 2.9**, including property acquisition, lawyer management and oversight, and support services provided by Manager's legal staff concerning any litigation; and

(v) Rentals and other charges for office and records storage space, telephone service, office equipment and supplies.

(d) The Management Committee shall annually review the Management Fee and shall amend the methodology or rates used to determine such charges if they are found to be insufficient or excessive.

2.14 Environmental Compliance Fund. After the First Option Completion Date, costs of reasonably anticipated Environmental Compliance which, on a Program basis, shall be determined by the Management Committee and shall be based on proportionate contributions in an amount sufficient to establish a fund, which through successive proportionate contributions

during the life of the Company, will pay for ongoing Environmental Compliance conducted during Operations and which will aggregate the reasonably anticipated costs of mine closure, post-Operations Environmental Compliance and Continuing Obligations. The Manager shall invest such amounts on behalf of the Members as provided in Subsection 8.2(r) of the Agreement.

2.15 Other Expenditures. Any reasonable direct expenditure, other than expenditures which are covered by the foregoing provisions, incurred by the Manager for the necessary and proper conduct of Operations.

ARTICLE III
BASIS OF CHARGES TO BUSINESS ACCOUNT

3.1 Purchases. Material purchased and services procured from third parties shall be charged to the Business Account by the Manager at invoiced cost, including applicable transfer taxes, less all discounts taken. If any Material is determined to be defective or is returned to a vendor for any other reason, the Manager shall credit the Business Account when an adjustment is received from the vendor.

3.2 Material Furnished by the Manager or a Member. Any Material furnished by the Manager or any Member from its stocks or distributed to either Member by the Company shall be priced on the following basis:

(a) New Material: New Material transferred from the Manager or Member shall be priced F.O.B. the nearest reputable supply store or railway receiving point, where like Material is available, at the current replacement cost of the same kind of Material, exclusive of any available cash discounts, at the time of the transfer (herein called, "**New Price**").

(b) Used Material.

(1) Used Material in sound and serviceable condition and suitable for reuse without reconditioning shall be priced as follows:

a) Used Material transferred by the Manager or a Member shall be priced at 75% of the New Price;

b) Used Material distributed to either Member shall be priced (i) at 75% of the New Price if such Material was originally charged to the Business Account as new Material, or (ii) at 65% of the New Price if such Material was originally charged to the Business Account as good used Material at 75% of the New Price.

(2) Other used Material which, after reconditioning will be further serviceable for original function as good secondhand Material, or which is serviceable for original function but not substantially suitable for reconditioning shall be priced at 50% of the New Price. The cost of any reconditioning shall be borne by the transferee.

(3) All other Material, including junk, shall be priced at a value commensurate with its use or at prevailing prices. Material no longer suitable for its original

purpose but usable for some other purpose shall be priced on a basis comparable with items normally used for such other purposes.

(c) Obsolete Material. Any Material which is serviceable and usable for its original function, but its condition is not equivalent to that which would justify a price as provided above shall be priced by the Management Committee. Such price shall be set at a level which will result in a charge to the Business Account equal to the value of the service to be rendered by such Material.

3.3 Premium Prices. It is understood that published or list prices of materials and equipment delivered in Alaska are higher than those in other parts of the United States, and the Manager has the right hereunder to purchase materials and equipment at such higher prices for use in the Operations. In addition, whenever Material is not readily obtainable at published or listed prices because of national emergencies, strikes or other unusual circumstances over which the Manager has no control, the Manager may charge the Business Account for the required Material on the basis of the Manager's direct cost and expenses incurred in procuring such Material and making it suitable for use. The Manager shall give written notice of the proposed charge to the Company prior to the time when such charge is to be billed to the Members, whereupon any Member shall have the right, by notifying the Manager within ten days of the delivery of the notice from the Manager, to furnish at the usual receiving point all or part of its proportionate share, based on Percentage Interests, of Material suitable for use and acceptable to the Manager.

3.4 Warranty of Material Furnished by the Manager or Members. Neither the Manager nor any Member warrants the Material furnished beyond any dealer's or manufacturer's warranty and no credits shall be made to the Business Account for defective Material until adjustments are received by the Manager from the dealer, manufacturer or their respective agents.

ARTICLE IV
DISPOSAL OF MATERIAL

4.1 Disposition Generally. The Manager shall have no obligation to purchase any surplus Material from the Company. The Management Committee shall determine the disposition of major items of surplus Material, provided the Manager shall have the right to dispose of normal accumulations of junk and scrap Material either by sale or by distributing such Material to the Members as provided in **Section 4.2**.

4.2 Distribution to Members. Any Material to be distributed to the Members shall be made in proportion to their respective Percentage Interests, and corresponding credits shall be made to the Business Account on the basis provided in **Section 3.2**.

4.3 Sales. Sales of Material to third parties shall be credited to the Business Account at the net amount received. Any damages or claims by the Purchaser shall be charged back to the Business Account if and when paid.

ARTICLE V
ADJUSTMENT OF INVENTORIES

Inventory adjustments shall be made by the Manager to the Business Account for overages and shortages, but the Manager shall be held accountable to the Company only for shortages due to lack of reasonable diligence.

EXHIBIT C

TAX MATTERS

ARTICLE I
EFFECT OF THIS EXHIBIT

This Exhibit shall govern the relationship of the Members and the Company with respect to tax matters and the other matters addressed herein. Except as otherwise indicated, capitalized terms used in this Exhibit shall have the meanings given to them in the Agreement. In the event of a conflict between this Exhibit and the other provisions of the Agreement, the terms of this Exhibit shall control.

ARTICLE II
TAX MATTERS PARTNER

2.1 Designation of Tax Matters Partner. The Manager is hereby designated the tax matters partner (the **"TMP"**) as defined in Section 6231(a)(7) of the Code and shall be responsible for, make elections for, and prepare and file any federal and state tax returns or other required tax forms following approval of the Management Committee. In the event of any change in Manager, the Member serving as Manager at the end of a taxable year shall continue as TMP with respect to all matters concerning such year unless the TMP for that year is required to be changed pursuant to applicable Treasury Regulations. The TMP and the other Member shall use reasonable best efforts to comply with the responsibilities outlined in this **Article II** and in Sections 6221 through 6233 of the Code (including any Treasury Regulations promulgated thereunder) and in doing so shall incur no liability to any other party.

2.2 Notice. Each Member shall furnish the TMP with such information (including information specified in Section 6230(e) of the Code) as the TMP may reasonably request to permit the TMP to file tax returns on behalf of the Company and to provide the Internal Revenue Service with sufficient information to allow proper notice to the Members in accordance with Section 6223 of the Code. The TMP shall keep each Member informed of all administrative and judicial proceedings for the adjustment at the partnership level of partnership items in accordance with Section 6223(g) of the Code.

2.3 Inconsistent Treatment of Tax Item. If an administrative proceeding contemplated under Section 6223 of the Code has begun, and the TMP so requests, each Member shall notify the TMP of its treatment of any partnership item on its federal income tax return that is inconsistent with the treatment of that item on the partnership return.

2.4 Extensions of Limitation Periods. The TMP shall not enter into any extension of the period of limitations as provided under Section 6229 of the Code without first giving reasonable advance notice to the other Member of such intended action.

2.5 Requests for Administrative Adjustments. Neither Member shall file, pursuant to Section 6227 of the Code, a request for an administrative adjustment of partnership items for any taxable year of the Company without first notifying the other Member. If the other

Member agrees with the requested adjustment, the TMP shall file the request for administrative adjustment on behalf of the Company. If consent is not obtained within thirty (30) days after notice from the proposing Member, or within the period required to timely file the request for administrative adjustment, if shorter, either Member, including the TMP, may file that request for administrative adjustment on its own behalf.

2.6 Judicial Proceedings. Either Member intending to file a petition under Section 6226, 6228 or other sections of the Code with respect to any partnership item, or other tax matters involving the Company, shall notify the other Member of such intention and the nature of the contemplated proceeding. If the TMP is the Member intending to file such petition, such notice shall be given within a reasonable time to allow the other Member to participate in the choosing of the forum in which such petition will be filed. If both Members do not agree on the appropriate forum, then the appropriate forum shall be decided in accordance with **Section 7.2** of the Agreement. If a deadlock results, the TMP shall choose the forum. If either Member intends to seek review of any court decision rendered as a result of a proceeding instituted under the preceding part of this Paragraph, such Member shall notify the other Member of such intended action.

2.7 Settlements. The TMP shall not bind the other Member to a settlement agreement without first obtaining the written consent of any such Member. Either Member who enters into a settlement agreement for its own account with respect to any partnership items, as defined by Section 6231(a)(3) of the Code, shall notify the other Member of such settlement agreement and its terms within ninety (90) days from the date of settlement.

2.8 Fees and Expenses. The TMP shall not engage legal counsel, certified public accountants, or others on behalf of the Company without the prior consent of the Management Committee. Either Member may engage legal counsel, certified public accountants, or others in its own behalf and at its sole cost and expense. Any reasonable item of expense, including but not limited to fees and expenses for legal counsel, certified public accountants, and others which the TMP incurs (after proper consent by the Management Committee as provided above) in connection with any audit, assessment, litigation, or other proceeding regarding any partnership item, shall constitute proper charges to the Business Account and shall be borne by the Company and funded by capital contributions by the Members as any other item which constitutes a direct charge to the Business Account pursuant to the Agreement.

2.9 Survival. The provisions of the foregoing paragraphs, including but not limited to the obligation to fund fees and expenses contained in **Paragraph 2.8**, shall survive the termination of the Company or the termination of either Member's interest in the Company and shall remain binding on the Members for a period of time necessary to resolve with the Internal Revenue Service or the Department of the Treasury any and all matters regarding the federal income taxation of the Company for the applicable tax year(s).

ARTICLE III
TAX ELECTIONS AND ALLOCATIONS

3.1 Company Election. It is understood and agreed that the Members intend to create a partnership for United States federal and state income tax purposes, and, unless otherwise agreed to hereafter by both Members, no Member shall take any action to change the status of the Company as a partnership under Treas. Reg. § 1.7701-3 or similar provision of state law. It is understood and agreed that the Members intend to create a partnership for federal and state income tax purposes only. The Manager shall file with the appropriate office of the Internal Revenue Service a partnership income tax return for the Company. The Members recognize that the Agreement may be subject to state income tax statutes. The Manager shall file with the appropriate offices of the state agencies any required partnership state income tax returns. Each Member agrees to furnish to the Manager any information it may have relating to Operations as shall be required for proper preparation of such returns.

3.2 Tax Elections. The Company shall make the following elections for purposes of all partnership income tax returns:

(a) To use the accrual method of accounting.

(b) Pursuant to the provisions at Section 706(b)(1) of the Code, to use as its taxable year the year ended December 31. In this connection, Kisa represents that its taxable year is the year ending December 31 and Cougar represents that its taxable year is the year ending December 31.

(c) To deduct currently all development expenses to the extent possible under Section 616 of the Code.

(d) Unless the Members unanimously agree otherwise, to compute the allowance for depreciation in respect of all depreciable Assets using the maximum accelerated tax depreciation method and the shortest life permissible or, at the election of the Manager, using the units of production method of depreciation.

(e) To treat advance royalties as deductions from gross income for the year paid or accrued to the extent permitted by law.

(f) To adjust the basis of property of the Company with respect to a Member under Section 754 of the Code at the request of either Member;

(g) To amortize over the shortest permissible period all organizational expenditures and business start-up expenses under Sections 195 and 709 of the Code;

Any other election required or permitted to be made by the Company under the Code or any state tax law shall be made as determined by the Management Committee.

Each Member shall elect under Section 617(a) of the Code to deduct currently all exploration expenses. Each Member reserves the right to capitalize its share of development and/or exploration expenses of the Company in accordance with Section 59(e) of the Code,

provided that a Member's election to capitalize all or any portion of such expenses shall not affect the Member's Capital Account.

3.3 Allocations to Members. Allocations for Capital Account purposes shall be in accordance with the following:

(a) Exploration expenses and development cost deductions shall be allocated among the Members in accordance with their respective contributions to such expenses and costs.

(b) Depreciation and amortization deductions with respect to a depreciable Asset shall be allocated among the Members in accordance with their respective contributions to the adjusted basis of the Asset which gives rise to the depreciation, amortization or loss deduction.

(c) Production and operating cost deductions shall be allocated among the Members in accordance with their respective contributions to such costs.

(d) Deductions for depletion (to the extent of the amount of such deductions that would have been determined for Capital Account purposes if only cost depletion were allowable for federal income tax purposes) shall be allocated to the Members in accordance with their respective contributions to the adjusted basis of the depletable property. Any remaining depletion deductions shall be allocated to the Members so that, to the extent possible, the Members receive the same total amounts of percentage depletion as they would have received if percentage depletion were allocated to the Members in proportion to their respective shares of the gross income used as the basis for calculating the federal income tax deduction for percentage depletion.

(e) Subject to **Subparagraph 3.3(g)** below, gross income on the sale of production shall be allocated in accordance with the Members' rights to share in the proceeds of such sale.

(f) Except as provided in **Subparagraph 3.3(g)**, below, gain or loss on the sale of a depreciable or depletable asset shall be allocated so that, to the extent possible, the net amount reflected in the Members' Capital Account with respect to such property (taking into account the cost of such property, depreciation, amortization, depletion or other cost recovery deductions and gain or loss) most closely reflects the Members' Percentage Interests.

(g) Gains and losses on the sale of all or substantially all the Assets of the Company shall be allocated so that, to the extent possible, the Members' resulting Capital Account balances are in the same ratio as their relative Percentage Interests ("**Balance Capital Accounts**") after taking into account such sale. In making the allocations under this **Subparagraph 3.3(g)**, to the extent necessary to Balance Capital Accounts, gain and loss shall be calculated on an asset-by-asset basis, and any property contributed by a Member shall be treated as a separate asset from the property contributed by or created with funds contributed by the other Member. If the Company does not have sufficient items of gain and loss to Balance Capital Accounts, the liquidator may take other actions, as it determines are reasonably appropriate, to Balance Capital Accounts, including reallocating items among the Members or

creating notional items of income, gain, deduction and loss and allocating those items in accordance with this **Subparagraph 3.3(g)**.

(h) The Members acknowledge that expenses and deductions allocable under the preceding provisions of this **Paragraph 3.3** may be required to be capitalized into production under Section 263A of the Code. With respect to such capitalized expenses or deductions, the allocation of gross income on the sale of production shall be adjusted, in any reasonable manner consistently applied by the Manager, so that the same net amount (subject possibly to timing differences) is reflected in the Capital Accounts as if such expenses or deductions were instead deductible and allocated pursuant to the preceding provisions of this **Paragraph 3.3**.

(i) All deductions and losses that are not otherwise allocated in this **Paragraph 3.3** shall be allocated among the Members in accordance with their respective contributions to the costs producing each such deduction or to the adjusted basis of the Asset producing each such loss.

(j) Any recapture of exploration expenses under Section 617(b)(1)(A) of the Code, and any disallowance of depletion under Section 617(b)(1)(B) of the Code, shall be borne by the Members in the same manner as the related exploration expenses were allocated to, or claimed by, them.

(k) All other items of income and gain shall be allocated to the Members in accordance with their Percentage Interests.

(l) If the Members' Percentage Interests change during any taxable year of the Company, the distributive share of items of income, gain, loss and deduction of each Member shall be determined in any manner (1) permitted by Section 706 of the Code, and (2) agreed by both Members. If the Members cannot agree on a method, the method shall be determined by the Manager in consultation with the Company's tax advisers, with preference given to the interim closing-of-the-books method except where application of that method would result in undue administrative expense in relationship to the amount of the items to be allocated.

(m) For purposes of this **Paragraph 3.3**, items financed through indebtedness of, or from revenues of, the Company shall be treated as funded from contributions made by the Members to the Company in accordance with their Percentage Interests. "Nonrecourse deductions," as defined by Treas. Reg. § 1.704-2(b)(1) shall be allocated between the Members in proportion to their Percentage Interests.

(n) On the distribution by the Company of any property other than money, (i) the distributed property shall be deemed to have been sold on the date of the distribution at its fair market value as determined by the Manager on that date, (ii) gain or loss from the deemed sale shall be allocated to the Members' Capital Accounts as if the distributed property had actually been sold at such fair market value, and (iii) Members' Capital Accounts shall be reduced by an amount equal to the fair market value of the property so distributed.

3.4 Regulatory Allocations. Notwithstanding the provisions of **Paragraph 3.3** to the contrary, the following special allocations shall be given effect for purposes of maintaining the Members' Capital Accounts.

(a) If either Member unexpectedly receives any adjustments, allocations, or distributions described in Treas. Reg. § 1.704-1(b)(2)(ii)(d)(4), § 1.704-1(b)(2)(ii)(d)(5) or § 1.704-1(b)(2)(ii)(d)(6), which result in a deficit Capital Account balance, items of income and gain shall be specially allocated to each such Member in an amount and manner sufficient to eliminate, to the extent required by the Treasury Regulations, the Capital Account deficit of such Member as quickly as possible. For the purposes of this **Subparagraph 3.4(a)**, each Member's Capital Account balance shall be increased by the sum of (i) the amount such Member is obligated to restore pursuant to any provision of the Agreement, and (ii) the amount such Member is deemed to be obligated to restore pursuant to the penultimate sentences of Treas. Reg. §§ 1.704-2(g)(1) and 1.704-2(i)(5).

(b) If there is a net decrease in partnership minimum gain for a taxable year of the Company, each Member shall be allocated items of income and gain for that year equal to that Member's share of the net decrease in partnership minimum gain, all in accordance with Treas. Reg. § 1.704-2(f). If, during a taxable year of the Company, there is a net decrease in partner nonrecourse debt minimum gain, any Member with a share of that partner nonrecourse debt minimum gain as of the beginning of the year shall be allocated items of income and gain for the year (and, if necessary, for succeeding years) equal to that partner's share of the net decrease in partner nonrecourse debt minimum gain, all in accordance with Treas. Reg. § 1.704-2(i)(4). Pursuant to Treas. Reg. § 1.704-2(i)(1), deductions attributable to "partner nonrecourse liability" shall be allocated to the Member that bears the economic risk of loss for such liability (or is treated as bearing such risk).

(c) If the allocation of deductions to either Member would cause such Member to have a deficit Capital Account balance at the end of any taxable year of the Company (after all other allocations provided for in this **Article III** have been made and after giving effect to the adjustments described in **Subparagraph 3.4(a)**), such deductions shall instead be allocated to the other Member.

3.5 Curative Allocations. The allocations set forth in **Paragraph 3.4** (the "**Regulatory Allocations**") are intended to comply with certain requirements of the Treasury Regulations. It is the intent of the Members that, to the extent possible, all Regulatory Allocations shall be offset either with other Regulatory Allocations or with special allocations of other items of income, gain, loss or deduction pursuant to this Paragraph. Therefore, notwithstanding any other provisions of this **Article III** (other than the Regulatory Allocations), the Manager shall make such offsetting special allocations of income, gain, loss or deduction in whatever manner it determines appropriate so that, after such offsetting allocations are made, each Member's Capital Account balance is, to the extent possible, equal to the Capital Account balance such Member would have had if the Regulatory Allocations were not part of the Agreement and all items were allocated pursuant to **Paragraph 3.3** without regard to **Paragraph 3.4**.

3.6 Tax Allocations. Except as otherwise provided in this **Paragraph 3.6**, items of taxable income, deduction, gain and loss shall be allocated in the same manner as the corresponding item is allocated for book purposes under **Paragraphs 3.3, 3.4** and **3.5** of the corresponding item determined for Capital Account purposes.

(a) Recapture of tax deductions arising out of a disposition of property shall, to the extent consistent with the allocations for tax purposes of the gain or amount realized giving rise to such recapture, be allocated to the Members in the same proportions as the recaptured deductions were originally allocated or claimed.

(b) To the extent required by Section 704(c) of the Code, income, gain, loss, and deduction (including depreciation, depletion and amortization) with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(*f*) (collectively referred to as "**Adjusted Properties**") shall be allocated between the Members so as to take account of the variation between the adjusted tax basis of the Adjusted Property to the Company and its fair market value at the time of contribution or revaluation in accordance with the provisions of Sections 704(b) and 704(c) of the Code and Treas. Reg. § 1.704-3(b)(1). Any income, gain, loss or deduction attributable to an Adjusted Property (exclusive of such items allocated to eliminate the difference between the adjusted tax basis and the fair market value in accordance with the preceding sentence) shall be allocated in the same manner as such gain or loss would be allocated under **Paragraph 3.3**. To the extent that allocations of tax items are required pursuant to Section 704(c) of the Code to be made other than in accordance with the allocations under **Paragraphs 3.3, 3.4** and **3.5** of the corresponding items for Capital Account purposes, this **Paragraph 3.6(b)** shall be made in accordance with the method available under Treas. Reg. § 1.704-3 which most closely approximates the allocations set forth in **Paragraphs 3.3, 3.4** and **3.5**.

(c) Depletion deductions with respect to contributed property shall be determined without regard to any portion of the property's basis that is attributable to precontribution expenditures by Kisa that were capitalized under Code Sections 616(b), 59(e) and 291(b). Deductions attributable to precontribution expenditures by Kisa shall be calculated under such Code Sections as if Kisa continued to own the depletable property to which such deductions are attributable, and such deductions shall be reported by the Company and shall be allocated solely to Kisa.

(d) The Members understand the allocations of tax items set forth in this **Paragraph 3.6**, and agree to report consistently with such allocations for federal and state tax purposes.

ARTICLE IV
CAPITAL ACCOUNTS; LIQUIDATION

4.1 Capital Accounts.

(a) A separate Capital Account shall be established and maintained by the TMP for each Member. Such Capital Account shall be increased by (i) the amount of money

contributed by the Member to the Company, (ii) the fair market value of property contributed by the Member to the Company (net of liabilities secured by such contributed property that the Company is considered to assume or take subject to under Code Section 752) and (iii) allocations to the Member under **Paragraphs 3.3, 3.4** and **3.5** of Company income and gain (or items thereof), including income and gain exempt from tax; and shall be decreased by (iv) the amount of money distributed to the Member by the Company, (v) the fair market value of property distributed to the Member by the Company (net of liabilities secured by such distributed property and that the Member is considered to assume or take subject to under Code Section 752), (vi) allocations to the Member under **Paragraphs 3.3, 3.4** and **3.5** of expenditures of the Company not deductible in computing its taxable income and not properly chargeable to a Capital Account, and (vii) allocations of Company loss and deduction (or items thereof), excluding items described in (vi) above and percentage depletion to the extent it exceeds the adjusted tax basis of the depletable property to which it is attributable. The Members agree that the net fair market value of the property contributed by Kisa to the Company pursuant to **Section 3.1(a)** of the Agreement is $2,863,636.

(b) In the event that the Capital Accounts of the Members are computed with reference to the book value of any Asset which differs from the adjusted tax basis of such Asset, then the Capital Accounts shall be adjusted for depreciation, depletion, amortization and gain or loss as computed for book purposes with respect to such Asset in accordance with Treas. Reg. § 1.704-1(b) (2)(iv)(g).

(c) In the event any interest in the Company is transferred in accordance with the terms of the Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred interest, except as provided in Treas. Reg. § 1.704-1(b)(2)(iv)(1).

(d) In the event property, other than money, is distributed to a Member, the Capital Accounts of the Members shall be adjusted to reflect the manner in which the unrealized income, gain, loss and deduction inherent in such property (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there was a taxable disposition of such property for the fair market value of such property (taking Section 7701(g) of the Code into account) on the date of distribution. For this purpose the fair market value of the property shall be determined as set forth in **Paragraph 4.2(a)** below.

(e) Kisa is contributing to the Agreement certain depletable properties with respect to which Kisa currently has an adjusted tax basis which may consist in part of depletable expenditures and in part of expenditures capitalized under Code Sections 616(b), 291(b) and/or 59(e). For purposes of maintaining the Capital Accounts, the Company's deductions with respect to contributed property in each year for (i) depletion, (ii) deferred development expenditures under Code Section 616(b) attributable to pre-contribution expenditures, (iii) amortization under Code Section 291(b) attributable to pre-contribution expenditures, and (iv) amortization under Code Section 59(e) attributable to pre-contribution expenditures shall be the amount of the corresponding item determined for tax purposes pursuant to **Subparagraph 3.6(c)** multiplied by the ratio of (A) the book value at which the contributed property is recorded in the Capital Accounts to (B) the adjusted tax basis of the contributed

property (including basis resulting from capitalization of pre-contribution development expenditures under Code Sections 616(b), 291(b), and 59(e)).

(f) The foregoing provisions, and the other provisions of the Agreement relating to the maintenance of Capital Accounts and the allocations of income, gain, loss, deduction and credit, are intended to comply with Treas. Reg. § 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Treasury Regulation. In the event the Management Committee shall determine that it is prudent to modify the manner in which the Capital Accounts, or any debits or credits thereto, are computed in order to comply with such Treasury Regulation, the Management Committee may make such modification, provided that it is not likely to have a material effect on the amount distributable to either Member upon liquidation of the Company pursuant to **Paragraph 4.2**.

(g) Upon the occurrence of an event described in Treas. Reg. § 1.704-1(b)(2)(iv)(*f*)(5) (including an adjustment to the Member's Percentage Interest as described in **Section 6.2**), the Capital Accounts shall, as determined by the Manager, be restated in accordance with Treas. Reg. § 1.704-1(b)(2)(iv)(f) to reflect the manner in which unrealized income, gain, loss or deduction inherent in the assets of the Company (that has not been reflected in the Capital Accounts previously) would be allocated among the Members if there were a taxable disposition of such assets for their fair market values, as determined in accordance with **Subparagraph 4.2(a)**. For purposes of **Paragraph 3.3**, a Member shall be treated as contributing the portion of the book value of any property that is credited to the Member's Capital Account pursuant to the preceding sentence. Following a revaluation pursuant to this **Subparagraph 4.1(h)**, the Members' shares of depreciation, depletion, amortization and gain or loss, as computed for tax purposes, with respect to property that has been revalued pursuant to this **Subparagraph 4.1(h)** shall be determined in accordance with the principles of Code Section 704(c) as applied pursuant to **Subparagraph 3.6(b)**.

4.2 Liquidation. In the event the Company is dissolved pursuant to **Section 12.3** of the Agreement then, notwithstanding any other provision of the Agreement to the contrary, the following steps shall be taken (after taking into account any transfers of Capital Accounts pursuant to **Sections 5.2, 6.4**, or **6.5** of the Agreement):

(a) The Capital Accounts of the Members shall be adjusted to reflect any gain or loss which would be realized by the Company and allocated to the Members pursuant to the provisions of **Article III** of this **Exhibit C** if the Assets had been sold at their fair market value at the time of liquidation. The fair market value of the Assets shall be determined by agreement of both Members *provided, however,* that in the event that the Members fail to agree on the fair market value of any Asset, its fair market value shall be determined by a nationally recognized independent engineering firm or other qualified independent party approved by both Members.

(b) After making the foregoing adjustments and/or contributions, and after taking into account all allocations under **Article III**, including **Subparagraph 3.3(g)** and giving effect to all sales or distributions of production through the date of the final distribution, all remaining Assets shall be distributed to the Members in accordance with the balances in their Capital Accounts. Unless otherwise expressly agreed by both Members, with respect to any

asset distributed in kind, each Member shall receive an undivided interest in such Asset in equal to the Member's Percentage Interest at the time of distribution. Assets distributed to the Members shall be deemed to have a fair market value equal to the value assigned to them pursuant to **Subparagraph 4.2(a)** above.

(c) All distributions to the Members in respect of their Capital Accounts shall be made in accordance with the time requirements of Treas. Reg. §§ 1.704-1(b)(2)(ii)(b)(2) and (3).

4.3 Deemed Terminations. Notwithstanding the provisions of **Paragraph 4.2**, if the "liquidation" of the Company results from a deemed termination under Section 708(b)(1)(B) of the Code, then (i) **Subparagraphs 4.2(a)** and **(b)** shall not apply, (ii) the Company shall be deemed to have contributed its assets to a new partnership in exchange for an interest therein, and immediately thereafter, distributing interests therein to the purchasing party and the non-transferring Members in proportion to their interests in the Company in liquidation thereof, (iii) the new partnership shall continue pursuant to the terms of the Agreement and this Exhibit.

ARTICLE V
SALE OR ASSIGNMENT

The Members agree that if either one of them makes a sale or assignment of its Membership Interest under the Agreement, and such sale or assignment causes a termination under Section 708(b)(1)(B) of the Code, the terminating Member shall indemnify the non-terminating Member and save it harmless on an after-tax basis for any increase in taxes to the non-terminating Member caused by the termination of the Company.

ARTICLE VI
WITHHOLDING

To the extent the Company is required by applicable law or any tax treaty to withhold or to make tax payments on behalf of or with respect to any Member (including, by way of example and not limitation, any withholding required by Section 1446 of the Code), the Manager may withhold amounts from distributions to the Members and make such tax payments as so required. To the extent such distributions are not sufficient for that purpose, such Member shall pay to the Company the amount of such insufficiency.

EXHIBIT D

NET PROFITS CALCULATION

All terms denoted with initial capital letters used but not defined herein shall have the meanings ascribed to them in the Golden Lynx Limited Liability Company Agreement to which this Exhibit D is attached (the "Agreement").

1. Net Profits. "Net Profits" means the amounts resulting, from time to time, after deducting Allowed Expenditures (hereafter defined) from the Gross Revenues (hereafter defined) realized.

(a) "Gross Revenues" shall mean for purposes of calculating Net Profits, the gross receipts received by the Company from sale of Products, less any charges for transportation and insurance, sampling, assaying, or penalties; allocated gross receipts from the sale or other disposition of Assets; insurance proceeds received by or for the account of the Company; compensation for expropriation of assets received by the Company and judgment proceeds received by the Company.

(b) "Allowed Expenditures" shall mean all costs, expenses, obligations and liabilities of whatever kind or nature spent or incurred in connection with Exploration, Development, Mining and the marketing of Products, including all capital and operating costs, including, costs of insurance. Allowed Expenditures include:

(i) All costs and expenses for installation, maintenance, replacement, expansion or modification, alteration or change from time to time of any Mining facilities and all costs of project finance, debt fees, closing costs and interest. Costs and expenses of improvements (such as haulage ways or mill facilities) that are also used in connection with workings other than the Assets shall be charged to the Assets only in the proportion that their use in connection with the Assets bears to their total use.

(ii) Ad valorem real property taxes, and all taxes applicable to the acquisition, Exploration, Development, and Mining of the Properties, including all mining taxes, sales taxes, value added taxes, import duties, severance taxes, federal annual mining claim rental fees, royalties, license fees and governmental levies of a similar nature.

(iii) All expenses incurred relative to the marketing and sale of Products, including an allowance for commissions at rates which are normal and customary in the industry and including losses under Hedging Arrangements (defined in Section 5 below).

(iv) All amounts payable by the Company pursuant to Article II of **Exhibit B** – Accounting Procedures.

(v) Reclamation costs and/or the costs of establishment of the Environmental Compliance Fund or acquisition of a surety bond to secure Environmental Compliance.

(vi) All expenditures for Exploration, Development, or Mining of the Properties, to the extent not otherwise described, including:

(A) Costs and expenses for the use of machinery, equipment and supplies, including inventory, required for acquisition, Exploration, Development, Mining and marketing activities; provided, however, that if the Manager uses its own equipment, the charges shall be no greater than on terms available from third parties in the vicinity of the Properties;

(B) Travel expenses and expenses of transportation of employees, material, equipment and supplies necessary or convenient for the conduct of acquisition, exploration, development, mining and marketing activities;

(C) All payments by the Company to contractors, including payments for work on acquisition, Exploration, Development, Mining and marketing activities;

(D) Costs of testing and analyses and any other costs incurred to determine the quality and quantity of minerals;

(E) Costs incurred in preparation and acquisition of environmental permits necessary to commence or complete the acquisition, Exploration, Development, Mining and marketing activities;

(F) Costs and expenses of maintenance of the Properties;

(G) Costs and expenses of preparation of a feasibility study;

(H) The costs of any insurance premium or performance bonds required by law; and

(I) All costs incurred by the Company for title curative work on, or for the benefit of, the Properties.

(vii) Interest on monies borrowed or advanced by the Members (other than monies borrowed or advanced by the Member whose Percentage Interest was converted to this Net Profits Interest) for the foregoing costs and expenses, at the Prime Rate plus two (2) percentage points.

(c) It is intended that the Company shall recoup all contributions for Exploration, Development, Mining, and marketing minerals before any Net Profits are distributed to any person holding a Net Profits Interest. No deduction shall be made for income taxes. Depreciation, amortization or depletion shall not be charged or deducted, inasmuch as the cost of assets which would generally give rise to such charges is directly recoverable to the full extent of their cost pursuant to this Exhibit. If in any period any negative net cash flow is incurred, then the amount of the negative net cash flow shall be considered as and be included with outstanding

costs and expenses and carried forward in determining Net Profits for subsequent periods. If Products other than gold or silver are processed by the Company or any Member, or are sold to an Affiliate of the Company or any such Member, then, for purposes of calculating Net Profits, such Products shall be deemed to have been sold at a price equal to the greater of fair market value to arm's length purchasers FOB the concentrator for the Properties or actual price of sale to the Affiliate, and Net Profits relative thereto shall be calculated without reference to any profits or losses attributable to smelting or refining. Payment of Net Profits to others is not an Allowed Expenditure for purposes of calculating Net Profits.

2. Payment of Net Profits. Payments of Net Profits shall commence in the calendar quarter next following the calendar quarter in which Net Profits are first realized under Section 1(c), and shall be made 45 days following the end of each calendar quarter during which Net Profits are realized. Each payment will be accompanied by a statement prepared by the Manager showing, in reasonable detail, the calculation of Net Profits and will be subject to adjustment based upon the Annual Report (defined below) for the applicable year.

3. Annual Report.

(a) "Annual Report" means a report prepared by the Manager's chief accounting or financial officer showing, in respect of the calendar year to which the report relates, all Gross Revenues, Allowable Expenses, Net Profits Interest payments, year-end adjustments affecting the Net Profits Interest paid or to be paid and all other matters taken into account in the calculation of the Net Profits Interest.

(b) Within 120 days after the end of each calendar year the Manager will calculate cumulative Net Profits in respect of the entire calendar year and will deliver to the holder of the Net Profits Interest an Annual Report in respect of such year. Any adjustments to the amounts paid or payable to the holder of the Net Profits Interest on account of the Net Profits Interest in respect of the calendar year then ended will be credited to or deducted from the amount payable in respect of the first calendar quarter of the following calendar year.

(c) The holder of the Net Profits Interest will have 60 days from the date it receives the Annual Report to question the accuracy thereof by written notice to the Manager, failing which the Annual Report will be deemed to be final and correct.

4. Credits for Recoupment. The Company shall deduct from any payments of Net Profits any and all amounts, costs or expenditures which the Company is entitled to credit or recoup from the holder of a Net Profits Interest pursuant to the Agreement.

5. No Obligation to Hedge Prices. The Company shall have the right but not the obligation to complete or perform any futures contracts, forward sales, hedging or any other marketing agreement (collectively, "Hedging Arrangements") that the Company or any of its Affiliates may hold concerning minerals or Products. Gains or losses resulting from Hedging Arrangements, if any, will be included in the calculation of Net Profits.

6. Commingling. The determination of Net Profits hereunder will take into account all Products and is based on the premise that such Products will be developed solely on the Properties. If other mining properties are incorporated with the Properties, or any part thereof, into a single mining project and the metals, ores or concentrates pertaining to each are blended at the time of mining or at any time thereafter, the respective mining properties (including the Properties) shall bear and have allocated to them their proportionate part of Allowed Expenditures relating to bringing such single mining project into commercial production and thereafter operating the same and shall have allocated to them their proportionate part of Gross Revenues realized from such single mining project, all as determined in accordance with generally accepted accounting principles and from records maintained by the Manager.

7. Audits.

(a) If the Annual Report is questioned by the holder of the Net Profits Interest, and if such questions cannot be resolved between the holder of the Net Profits Interest and the Manager, the holder of the Net Profits Interest will have six months from the date it receives the Annual Report to have the Annual Report audited by an auditor that is independent of both parties and that is qualified with demonstrated appropriate expertise in matters set forth herein.

(b) The audited Annual Report will be final and determinative of the calculation of the Net Profits Interest for the period covered by such Annual Report and will be binding on the holder of the Net Profits Interest, the Manager and each Member. Any overpayment of the Net Profits Interest will be deducted from future payments and any underpayment will be paid to the holder of the Net Profits Interest forthwith.

(c) The costs of the audit will be borne by the holder of the Net Profits Interest if the Annual Report overstated the Net Profits Interest payable or understated the Net Profits Interest payable by not more than 2 percentage points and will be borne by the Manager if the Annual Report understated the Net Profits Interest payable by greater than 2 percentage points.

(d) The holder of the Net Profits Interest will be entitled annually to examine, on reasonable notice and during normal business hours, such books and records as are reasonably necessary to verify the payments of the Net Profits Interest, provided however that such examination shall not unreasonably interfere with or hinder the Manager's operations.

8. Disputes. Any dispute arising out of or related to any report, payment, calculation or audit shall be resolved solely by arbitration in the same manner as provided in the Agreement. No error in accounting or in interpreting the Agreement shall be the basis for a claim of breach of fiduciary duty or give rise to a claim for exemplary or punitive damages or for termination or rescission of the Agreement or the estate and rights acquired and held by the Manager or any Member pursuant to the Agreement.

EXHIBIT E

INSURANCE

The Manager shall, at all times while conducting Operations, comply fully with the applicable worker's compensation laws and purchase, or provide through self-insurance, protection for the Members comparable to that provided under standard form insurance policies for (i) comprehensive public liability and property damage; and (ii) adequate and reasonable insurance against risk of fire and other risks ordinarily insured against in similar operations.